THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                               (FILED PURSUANT TO RULE 424(b)(5)
                                                     REGISTRATION NO. 333-74884)

                             SUBJECT TO COMPLETION

             PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 8, 2002

PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 8, 2002)

                              $

                          AT&T WIRELESS SERVICES, INC.
                    % SENIOR NOTES DUE                  , 20
                    % SENIOR NOTES DUE                  , 20
                           -------------------------

     This is a public offering by AT&T Wireless Services, Inc. of $          of
     % Senior Notes due                     , 20  and of $          of      %
Senior Notes due                     , 20  . Interest on the Senior Notes is
payable in arrears on                and                of each year, beginning
          , 2002. The Senior Notes are our unsecured obligations and rank equally with our other unsecured indebtedness.

     We may redeem some or all of the Senior Notes, at any time, at the "make-whole" price described in this prospectus supplement.

--------------------------------------------------------------------------------------------------------
                               PER % SENIOR NOTE                      PER % SENIOR NOTE
                                    DUE 20              TOTAL              DUE 20              TOTAL
--------------------------------------------------------------------------------------------------------
Price to Public(1)........                %           $                          %           $

Underwriters' Discount....                %           $                          %           $

Proceeds to AT&T Wireless
  Services (before
  expenses)(1)............                %           $                          %           $
--------------------------------------------------------------------------------------------------------

(1) Plus interest, if any, from April   , 2002 to the date of delivery.

     INVESTING IN THE SENIOR NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Senior Notes are expected to be delivered on or about April   , 2002
through the book-entry facilities of The Depository Trust Company, Clearstream or Euroclear.

                           -------------------------

                               JOINT BOOKRUNNERS

JPMORGAN                   LEHMAN BROTHERS                   MERRILL LYNCH & CO.
                           -------------------------

           The date of this Prospectus Supplement is April   , 2002.

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT           PAGE
        ---------------------           ----
The Company...........................   S-3
Use of Proceeds.......................   S-3
Description of the Senior Notes.......   S-3
Underwriting..........................   S-9

              PROSPECTUS                PAGE
              ----------                ----
About this Prospectus.................    1
Special Note Regarding Forward-Looking
  Statements..........................    1
Where You Can Find More Information...    3
Information Incorporated by
  Reference...........................    4
Risk Factors..........................    5
AT&T Wireless Services................   13
Our Relationship With AT&T Corp.......   14
Use of Proceeds.......................   14
Ratio of Earnings to Fixed Charges....   14
Description of Capital Stock..........   14
Description of Debt Securities........   23
Description of Convertible Debt
  Securities..........................   31
DoCoMo Strategic Investment...........   39
Plan of Distribution..................   43
ERISA Considerations..................   45
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities.........................   46
Legal Matters.........................   47
Experts...............................   47

     In connection with the offering of the Senior Notes, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner and Smith Incorporated, acting directly or through an affiliate, may over-allot or effect transactions which support the market price of the Senior Notes at a level higher than the price which might otherwise prevail. In any jurisdiction where there can only be one stabilizing agent, Lehman Brothers Inc. or its affiliates shall effect such transactions. Such stabilizing, if commenced, may be discontinued at any time. For a description of these activities, see "Underwriting".

     You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, or on the information to which we have referred you. Neither we nor any Underwriter has authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of the applicable prospectus.

                                  THE COMPANY

     We are one of the largest wireless communications service providers in the United States. We seek to expand our customer base and revenue stream by providing high-quality, innovative wireless services. As of December 31, 2001, we had over 18.0 million consolidated subscribers. For the year ended December 31, 2001 we had $13.6 billion of total consolidated revenues.

     We operate one of the largest U.S. digital wireless networks. As of December 31, 2001, we and our affiliates held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 99% of the U.S. population. As of that date, we and our affiliates covered approximately 88% of the U.S. population with at least 30 megahertz of wireless spectrum. At the same date, our networks and those of our affiliates operated in markets including over 78% of the U.S. population and in all 50 of the largest U.S. metropolitan areas. Ninety-nine percent of our markets operate on digital-based systems. We supplement our operations with roaming agreements that allow our subscribers to use other providers' wireless services in regions where we do not have operations. With these roaming agreements, we are able to offer customers wireless services covering over 95% of the U.S. population. We plan to continue to increase our coverage and the quality of our services by expanding our coverage area and the capacity of our network through new network construction, acquisitions, and partnerships with other wireless providers.

     We currently provide voice services principally over our network which uses time division multiple access, or TDMA, as its signal transmission technology. In 2001, we also deployed, as an overlay over our TDMA network, a separate network using signal transmission technology known as global system for mobile communications, or GSM, and general packet radio service, or GPRS, in markets representing approximately 45% of the U.S. population that is covered by our licenses. Our GSM/GPRS network is capable of carrying voice and data traffic.

     We were incorporated in 1987 as a Delaware corporation. Our principal executive offices are located at 7277 164th Avenue NE, Building 1, Redmond, Washington 98052. The telephone number is (425) 580-6000.

                                USE OF PROCEEDS

     We estimate that the net proceeds we will receive from the sale of the Senior Notes in this offering, after deducting the underwriting discounts and
estimated expenses payable by us, will be $          . The net proceeds from the
sale of the Senior Notes will be applied by us for general corporate purposes, which may include capital expenditures, acquisitions and the repayment of our indebtedness and the indebtedness of our subsidiaries.

                        DESCRIPTION OF THE SENIOR NOTES

     The following description of the      % Senior Notes due 20  and the      %
Senior Notes due 20 (referred to in the accompanying prospectus as "debt securities" and referred to together in this prospectus supplement as the "Senior Notes") supplements the more general description of the debt securities that appears in the prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls. You should read this section together with the section called "Description of Debt Securities" in the prospectus. Any capitalized terms that are defined in the prospectus have the same meanings in this section unless a different definition appears in this section. The Senior
Notes will be issued under the Indenture, dated as of April   , 2002 (the
"Indenture"), between AT&T Wireless Services and The Bank of New York, as trustee. Provisions of the Indenture are more fully described in the section called "Description of Debt Securities" in the prospectus. We qualify the description of the Senior Notes by reference to the Indenture. The following description of the notes will apply to each Senior Note offered hereby.

GENERAL

     The      % Senior Notes will initially be limited in aggregate principal
amount to $          . The entire principal amount of the      % Senior Notes
will mature and become due and payable, together with any accrued and unpaid
interest thereon, on           , 20  . The   % Senior Notes will initially be
limited in aggregate principal amount to $          . The entire principal
amount of the      % Senior Notes will mature and become due and payable,
together with any accrued and unpaid interest thereon, on           , 20  .

     The Senior Notes are not subject to any sinking fund provision. The Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

FURTHER ISSUES OF THE SAME SERIES

     We may from time to time, without the consent of the existing holders, create and issue further notes having the same terms and conditions as either series of the Senior Notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding Senior Notes of such series. Any further notes would be issued subject to an agreement supplemental to the Indenture.

INTEREST

     Each      % Senior Note due 20  shall bear interest at the rate of      %
from the date of original issuance per annum and each      % Senior Note due
20  shall bear interest at the rate of      % from the date of original issuance
per annum, in each case payable semiannually in arrears on                and
               of each year (each an "Interest Payment Date") to the person in whose name such Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date. The initial Interest Payment
Date is           , 2002. Interest on the      % Senior Notes will accrue up to
and including           , 20  . Interest on the      % Senior Notes will accrue
up to and including           , 20  . The amount of interest payable will be
computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. The term "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in the Borough of Manhattan or the City of New York are obligated or authorized by law or executive order to close.

RANKING AND REDEMPTION

     The Senior Notes will be direct, unsecured and unsubordinated obligations of AT&T Wireless Services ranking pari pasu with all other unsecured and unsubordinated obligations of AT&T Wireless Services. The Senior Notes will be effectively subordinated to all of our current and future secured debt. On December 31, 2001, we had no secured debt outstanding.

     A substantial percentage of our operations are conducted through our consolidated subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the Senior Notes. The Senior Notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders or interest holders, as the case may be (if any) of our consolidated subsidiaries. As of December 31, 2001, the total indebtedness of our consolidated subsidiaries was approximately $154 million, excluding trade payables, accrued operating expenses, deferred revenue, deferred income taxes and the interests of preferred and minority stockholders (if any) of our subsidiaries.

     There is no provision in the Indenture or the Senior Notes that require us to redeem the Senior Notes or that otherwise protect the holders in the event that we incur substantial additional indebtedness (except for certain restrictions on our ability to create, assume or incur certain liens or to enter into certain financing transactions after the Substitution Date, as described in the sections called "Description of Debt Securities -- Limitations on Liens" and "-- Limitations on Sale-Leaseback Transactions" in the accompanying prospectus), whether or not in connection with a change in control of AT&T Wireless Services.

     The Senior Notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 90 days, prior notice mailed to the registered address of each holder of the Senior Notes. The "make-whole" redemption prices will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate
equal to the sum of the Treasury Rate and   basis points for the   % Senior
Notes due 20  and   basis points for the   % Senior Notes due 20  . In the case
of each of clause (1) and (2), accrued interest will be payable to the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner and Smith Incorporated and J.P. Morgan Securities Inc. plus three of the other Underwriters that are U.S. Government securities dealers and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to each Senior Note to be redeemed, the remaining scheduled payments of principal of and interest on such note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Senior Note, the amount of the next succeeding scheduled interest payment on such Senior Note will be reduced by the amount of interest accrued on such note to such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     On and after the redemption date, interest will cease to accrue on the Senior Notes or any portion of the Senior Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the Senior Notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the Senior Notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

BOOK-ENTRY; DELIVERY AND FORM

     The Senior Notes will be offered and sold in principal amounts of $1,000 and integral multiples of $1,000. We will issue the Senior Notes of both series in the form of one or more permanent global certificates in fully registered, book-entry form, which we refer to as the "global certificates." Each global certificate will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or any successor thereto (the "Depositary"), as depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for Senior Notes in definitive form, no global certificate may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the global certificates through either the Depositary (in the United States) or through Clearstream Banking, societe anonyme ("Clearstream") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and The Chase Manhattan Bank will act as depositary for Euroclear.

     Purchases of the Senior Notes under DTC's book-entry system must by made by or through direct participants in DTC, which will receive a credit for the Senior Notes on the records of DTC. The ownership interest of each actual purchaser of the Senior Notes, which we refer to as the "beneficial owner," is in turn to be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global certificates will be effected only through entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global certificates, except in the event that use of the book-entry system for the Senior Notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global certificates.

     To facilitate subsequent transfers, all global certificates deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the global certificates with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Senior Notes; DTC's records reflect only the identity of the direct participants in DTC to whose accounts such Senior Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC or its nominee is the registered owner and holder of the global certificates, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by the global certificates for all purposes under the Indenture. Except as provided below, beneficial owners of interests in the global certificates will not be entitled to have book-entry notes represented by the Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a participant in DTC, on the procedures of the participants through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of Senior Notes or that an owner of a beneficial interest in the Senior Notes desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through participants to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Payments of principal of and interest on the Senior Notes will be made to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global certificates. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global certificates or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of the direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     Distributions with respect to the Senior Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream. Distributions with respect to the Senior Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between the Depositary participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Senior Notes to or receiving interests in the Senior Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of interests in the Senior Notes received in Clearstream or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Senior Notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Senior Notes by or through a Clearstream participant or a Euroclear participant to a Depositary participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Senior Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTIFICATED NOTES

     We will issue certificated Senior Notes to each person that DTC identifies as the beneficial owner of the Senior Notes represented by the global certificates upon surrender by DTC of the global certificates if:

     - DTC notifies us that it is unwilling or unable to continue as a depositary for the global certificates or DTC is no longer registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, and in either case, we have not appointed a successor depositary within 90 days of our receipt of that notice;

     - An Event of Default has occurred and is continuing and the trustee has received a request from DTC to exchange the beneficial interests in the global certificates for one or more Senior Notes; or

     - We determine to no longer have the Senior Notes represented by global certificates.

     Neither we nor the trustee will be liable for any delay by DTC, its nominee or any Direct or Indirect Participant in identifying the beneficial owners of the related Senior Notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Senior Notes to be issued.

GOVERNING LAW

     The Indenture and the Senior Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

NOTICES

     Notices to holders of the Senior Notes will be published in authorized newspapers in the City of New York and in London. It is expected that publication will be made in the City of New York in The Wall Street Journal and in London in the Financial Times. We will be deemed to have given such notice on the date of each publication or, if published more than once, on the date of the first such publication.

CONCERNING THE TRUSTEE

     The Bank of New York also serves as trustee under another indenture pursuant to which our securities are outstanding.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell to each of the Underwriters named below (for whom J.P. Morgan Securities Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner and Smith Incorporated are acting as Representatives) and each of the Underwriters has severally agreed to purchase from us the respective principal amount of Senior Notes set forth opposite its name below:

                                               PRINCIPAL AMOUNT OF          PRINCIPAL AMOUNT OF
UNDERWRITERS                                  % SENIOR NOTES DUE 20        % SENIOR NOTES DUE 20
------------                               ---------------------------   -------------------------
J.P. Morgan Securities Inc. .............            $                           $
Lehman Brothers Inc. ....................
Merrill Lynch, Pierce, Fenner and Smith
  Incorporated...........................
                                                     --------                    --------
  Total..................................            $                           $
                                                     ========                    ========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Senior Notes offered hereby if any of the Senior Notes are purchased.

     The Underwriters propose to offer the Senior Notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and in part to certain securities dealers at such price
less a discount not in excess of $          per           % Senior Note due 20
and $          per           % Senior Note due 20  . The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $          per
          % Senior Note due 20  and $          per           % Senior Note due
20 to certain brokers and dealers. After the Senior Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     Prior to this offering, there has been no public market for the Senior Notes. The Underwriters have advised us that they intend to make a market in the Senior Notes. The Underwriters will have no obligation to make a market in the Senior Notes, however, and may cease market making activities, if commenced, at any time.

     We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect of any such liabilities.

     We have agreed, during the period from the date of the Underwriting Agreement until the date immediately following the delivery of the Senior Notes, not to issue or sell directly or indirectly any Senior Notes (except the Senior Notes issued pursuant to the Underwriting Agreement) or any other long-term debt having terms and provisions substantially similar to the Senior Notes, without the prior written consent of the Representatives.

     In connection with this offering and in compliance with applicable law and industry practice, the Representatives may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Senior Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing Senior Notes to cover syndicate short positions and imposing penalty bids. In any jurisdiction where only one stabilizing agent is permitted, Lehman Brothers Inc. or its affiliates shall effect such transactions. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate's short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither we nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

     J.P. Morgan Securities Inc. and Lehman Brothers Inc. will make the Senior Notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and Lehman Brothers Inc. and their respective customers and is not a party to this offering. J.P. Morgan Securities Inc. and Lehman Brothers Inc. do not believe that Market Axess Inc. will function as an underwriter or agent of this offering, nor do they believe that Market Axess Inc. will act as a broker for any customer of either J.P. Morgan Securities Inc. or Lehman Brothers Inc. Market Axess Inc. is a registered broker-dealer and will receive compensation from J.P. Morgan Securities Inc. and Lehman Brothers Inc. based on transactions that they transact through the system. J.P. Morgan Securities Inc. and Lehman Brothers Inc. will make the Senior Notes available to their respective customers through Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     Senior Notes will not be offered to the public in the United Kingdom. In the Underwriting Agreement, each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Senior Notes, will agree severally and not jointly that (a) it has not offered or sold and, prior to six months after the issue of the Senior Notes, it will not offer or sell any Senior Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Senior Notes in circumstances in which section 21(1) of the FSMA does not apply to it; and
(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from, or otherwise involving the United Kingdom.

     Certain of the Underwriters or their affiliates may engage in transactions with and/or perform investment banking and other financial services for us and our affiliates in the ordinary course of business.

PROSPECTUS

                          AT&T WIRELESS SERVICES, INC.
                             ---------------------
                                  COMMON STOCK

                                PREFERRED STOCK

                          CONVERTIBLE PREFERRED STOCK

                                DEBT SECURITIES

                          CONVERTIBLE DEBT SECURITIES

                             ---------------------

     We may offer common stock, preferred stock, convertible preferred stock, debt securities or convertible debt securities from time to time. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by this prospectus will have an aggregate public offering price of up to $4,000,000,000.

     You should read this prospectus and any prospectus supplement carefully before you invest. We may not use this prospectus to sell securities unless it includes a prospectus supplement.

                             ---------------------

     Our common stock is traded on the New York Stock Exchange under the symbol AWE. On April 5, 2002, the closing sale price of our common stock as quoted on the New York Stock Exchange was $8.55 per share.

                             ---------------------

     INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED "RISK FACTORS" THAT APPEARS ON PAGE 5 AND IN THE PROSPECTUS SUPPLEMENT ACCOMPANYING THIS PROSPECTUS.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April 8, 2002.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
ABOUT THIS PROSPECTUS.......................................      1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........      1
WHERE YOU CAN FIND MORE INFORMATION.........................      3
INFORMATION INCORPORATED BY REFERENCE.......................      4
RISK FACTORS................................................      5
AT&T WIRELESS SERVICES......................................     13
OUR RELATIONSHIP WITH AT&T CORP. ...........................     14
USE OF PROCEEDS.............................................     14
RATIO OF EARNINGS TO FIXED CHARGES..........................     14
DESCRIPTION OF CAPITAL STOCK................................     14
DESCRIPTION OF DEBT SECURITIES..............................     23
DESCRIPTION OF CONVERTIBLE DEBT SECURITIES..................     31
DOCOMO STRATEGIC INVESTMENT.................................     39
PLAN OF DISTRIBUTION........................................     43
ERISA CONSIDERATIONS........................................     45
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES................................     46
LEGAL MATTERS...............................................     47
EXPERTS.....................................................     47

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell the common stock, preferred stock, convertible preferred stock, debt securities or convertible debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below.

     This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information."

     You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Commission and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus, in any prospectus supplement and in the documents incorporated by reference contain
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to, among other things:

     - Our relationship with our former parent, AT&T Corp., following our separation from AT&T Corp. in July 2001,

     - financial condition,

     - results of operations,

     - cash flows,

     - financing plans,

     - business strategies,

     - operating efficiencies or synergies,

     - capital and other expenditures,

     - network build out and upgrade,

     - competitive positions,

     - availability of capital,

     - growth opportunities for existing products,

     - our acquisition and growth strategy,

     - benefits from new technologies,

     - availability and deployment of new technologies,

     - our decision to exit the fixed wireless business,

     - our acquisition of TeleCorp, PCS Inc.,

     - plans and objectives of management, and

     - other matters.

     Statements in this document, or that are incorporated by reference into this document, that are not historical facts are hereby identified as forward-looking statements. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, network build out, interest costs and income, in each case, relating to us, wherever they occur in this document, are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth or incorporated by reference in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     - the risks associated with the implementation of a third-generation network and business strategy, including risks relating to the operations of new systems and technologies, substantial required expenditures and potential unanticipated costs, the need to enter into roaming agreements with third parties, uncertainties regarding the adequacy of suppliers on whom we must rely to provide both network and consumer equipment and consumer acceptance of the products and services to be offered;

     - the potential impact of NTT DoCoMo's investment in us, including provisions of the agreements that restrict our future operations, and provisions that may require the repurchase of NTT DoCoMo's investment if we fail to meet specified conditions, under certain circumstances;

     - the risks associated with operating as an independent entity as opposed to as part of an integrated telecommunications provider with AT&T Corp., our former parent, including the inability to rely on the financial and operational resources of the combined company and having to provide services that were previously provided by a different part of the combined company;

     - the impact of existing and new competitors in the markets in which we compete, including competitors that may offer less expensive products and services, more desirable or innovative products, technological substitutes, or have extensive resources or better financing;

     - the introduction or popularity of new products and services, including pre-paid phone products, which could increase churn;

     - the impact of oversupply of capacity resulting from excessive deployment of network capacity in the markets we serve;

     - the ongoing global and domestic trend towards consolidation in the telecommunications industry, which trend may have the effect of making our competitors larger and better financed and afford these competitors with extensive resources and greater geographic reach, allowing them to compete more effectively;

     - the effects of vigorous competition in the markets in which we operate and for more valuable customers, which may decrease prices charged, increase churn and change the customer mix, profitability and average revenue per user;

     - the ability to enter into agreements to provide, and the cost of entering new markets necessary to provide, nationwide services;

     - the ability to establish a significant market presence in new geographic and service markets;

     - the availability and cost of capital and the consequences of increased leverage;

     - the impact of any unusual items resulting from ongoing evaluations of our business strategies;

     - the requirements imposed on us or latitude allowed to competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations;

     - the risks and costs associated with the need to acquire additional spectrum for current and future services;

     - the risks associated with technological requirements, technology substitution and changes and other technological developments;

     - the risks and potential unanticipated costs associated with exiting the fixed wireless business;

     - the risks and uncertainties associated with the integration of TeleCorp, PCS Inc.'s business and operations;

     - the results of litigation filed or to be filed against us, or of some types of litigation filed or to be filed against AT&T Corp. for which we have agreed to assume liability under the split-off agreements between AT&T Corp. and us;

     - the possibility of one or more of the markets in which we compete being impacted by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

     - those factors discussed in the section entitled "Risk Factors."

The words estimate, project, intend, expect, believe, plan and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Moreover, in the future, we may make forward-looking statements about the matters described in this document or other matters concerning us.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the Securities and Exchange Commission. These documents may be read and copied at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's regional offices located at 233 Broadway, New York, New York 10279, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, copies of these reports and other information may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get further information about the Commission's Public Reference Room by calling 1-800-SEC-0330. The Commission also maintains a Web site at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the Commission.

     This prospectus is part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933. As permitted by the Commission, this prospectus does not contain all the information in the registration statement filed with the Commission. For a fuller understanding of this offering, you should refer to the complete registration statement on Form S-3 that may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

                     INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents filed by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the securities:

     - Current Report on Form 8-K dated April 8, 2002, filed on April 8, 2002.

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 28, 2002.

     - Current Report on Form 8-K dated March 11, 2002, filed on March 11, 2002.

     - Current Report on Form 8-K dated February 27, 2002, filed on February 27, 2002.

     - Current Report on Form 8-K dated January 29, 2002, filed on February 5, 2002.

     - The description of our capital stock contained in the registration statement on Form 8-A filed on June 26, 2001.

     You can obtain any of the documents incorporated by reference through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them in writing or by telephone at the following address:

                          AT&T Wireless Services, Inc.
                        7277 164th Avenue NE, Building 1
                           Redmond, Washington 98052
                                 (425) 580-6000
                           Attn: Corporate Secretary

                                  RISK FACTORS

     You should carefully consider each of the following risks and uncertainties associated with our company and ownership of our securities, as well as all of the other information set forth in this document or incorporated by reference into this document.

WE MAY SUBSTANTIALLY INCREASE OUR DEBT IN THE FUTURE, WHICH COULD SUBJECT US TO VARIOUS RESTRICTIONS AND HIGHER INTEREST COSTS AND DECREASE OUR CASH FLOW AND EARNINGS.

     We may substantially increase our debt in the future which could subject us to various restrictions and higher interest costs and decrease our cash flow and earnings. We may also encounter difficulties in obtaining all the financing we need to fund our business and growth strategy on desirable terms. We may require substantial additional financing to fund capital expenditures, license purchases and costs and expenses in connection with funding our operations, domestic and international investments and growth strategy. We are exploring and evaluating the relative advantages and disadvantages of various funding mechanisms. Other funding mechanisms that still may be considered include other forms of public and private debt facilities. The decision on debt composition is dependent on, among other things, our business and financial plans and the market conditions at the time of financing. The agreements governing this indebtedness may contain financial and other covenants that could impair our flexibility and restrict our ability to pursue growth opportunities.

OUR RELATIONSHIP WITH NTT DOCOMO, INC. CONTAINS FEATURES THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION OR THE WAY IN WHICH OUR BUSINESS IS CONDUCTED.

     DoCoMo, a leading Japanese wireless communications company, is our largest shareholder, and the agreements relating to DoCoMo's investment contain requirements and contingencies that could materially adversely affect our financial condition and technology strategies. The terms of the DoCoMo investment enable DoCoMo to terminate its investment and require repayment of its $9.8 billion investment, plus interest, if we fail, under some circumstances, to commence service using an agreed-on technology in at least 13 of the top 50 domestic markets by June 30, 2004. If DoCoMo requires repayment, we will have to fund the entire repurchase obligation. If DoCoMo requires repayment of its investment, it may also terminate the technology rights provided to us in connection with its investment. We need to obtain DoCoMo's consent to make any fundamental change in the nature of our business or to allow another wireless operator to acquire more than 15% but less than 50% of our equity. These limitations could prevent us from taking advantage of some business opportunities or relationships that we might otherwise pursue.

OUR SIGNIFICANT NETWORK BUILD-OUT REQUIREMENTS MAY NOT BE COMPLETED AS PLANNED.

     We need to complete significant build-out activities, including:

     - completion of regularly required build-out activities in some of our existing wireless markets;

     - deployment of GSM/GPRS in the remainder of our markets;

     - deployment of third-generation technology to support enhanced data services.

     Failure or delay to complete the build-out or enhancement of our networks and launch of operations, or increased costs of this build-out and launch of operations, could have a material adverse effect on our operations and financial condition. As we continue to build out our network, we must, among other things, continue to:

     - lease, acquire or otherwise obtain rights to a large number of cell and switch sites;

     - obtain zoning variances or other local governmental or third-party approvals or permits for network construction;

     - complete the radio frequency design, including cell site design, frequency planning and network optimization, for each of our markets; and

     - expand and maintain customer care, network management, billing and other financial and management systems.

     In addition, problems in vendor equipment availability, technical resources or system performance could delay the launch of new or expanded operations in new or existing markets or result in increased costs in all markets. We intend to rely on the services of various companies that are experienced in design and build-out of wireless networks in order to accomplish our build-out schedule. However, we may not be able to obtain satisfactory contractors on economically attractive terms or ensure that our contractors will perform as we expect.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS THAT WE MAY NOT BE ABLE TO FUND.

     Our strategy and business plan will continue to require substantial capital, which we may not be able to obtain on favorable terms or at all. A failure to obtain necessary capital would have a material adverse effect on us, and result in the delay, change or abandonment of our development or expansion plans and the failure to meet regulatory build-out requirements. We currently estimate that our capital expenditures for the build out of our mobility networks will total approximately $5.3 billion during 2002, as compared to $5.0 billion in 2001 and $3.7 billion in 2000. We also expect to incur substantial capital expenditures in future years. The actual amount of the funds required to finance our network build out and other capital expenditures may vary materially from management's estimate. We have entered into various contractual commitments associated with the development of our third-generation strategy, of which approximately $1.5 billion were outstanding at December 31, 2001. These include purchase commitments for network equipment, as well as handsets. In addition, we anticipate that we will enter into material purchase commitments in the future. We also may require substantial additional capital for, among other uses, acquisitions of providers of wireless services, spectrum license or system acquisitions, system development and network capacity expansion. We have also entered into agreements for investments and ventures which have required or will require substantial capital, including our agreement to invest $2.6 billion in exchange for a combination of a non-controlling equity interest in, and debt securities issued by, Alaska Native Wireless, which was the successful bidder for licenses costing approximately $2.9 billion in the 1900 megahertz auction concluded in 2001. These agreements also may contain provisions potentially requiring substantial additional capital in future circumstances, such as allowing the other investors to require us to purchase assets or investments.

THE ACTUAL AMOUNT OF FUNDS NECESSARY TO IMPLEMENT OUR STRATEGY AND BUSINESS PLAN MAY MATERIALLY EXCEED CURRENT ESTIMATES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The actual amount of funds necessary to implement our strategy and business plan may materially exceed our current estimates in the event of various factors including: departures from our current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory developments, engineering design changes, and technological and other risks. If actual costs do materially exceed our current estimates for these or other reasons, this could have a material adverse effect on our financial condition and results of operations.

OUR BUSINESS AND OPERATIONS COULD BE HURT IF WE ARE UNABLE TO ESTABLISH NEW AFFILIATE RELATIONSHIPS TO EXPAND OUR DIGITAL NETWORK OR IF OUR EXISTING OR ANY NEW AFFILIATES DO NOT OR CANNOT DEVELOP THEIR SYSTEMS IN A MANNER CONSISTENT WITH OUR SYSTEMS.

     To accelerate the build out of widescale coverage of the U.S. by a digital mobile wireless network operating on the technical standards we have adopted, we have entered into affiliation agreements with other entities that provide wireless services or hold spectrum licenses. Through contractual arrangements between these affiliates and us, our customers are able to obtain service in the affiliates' territories, and the affiliates' customers are able to obtain service in our territory. In all markets where these affiliates operate, we are at risk because we do not control the affiliates. As a result, these affiliates are not obligated to implement our third-generation strategy. Our ability to provide service on a nationwide level and to implement our third-generation strategy could be adversely affected if these affiliates are unable or unwilling to participate in the further development of our digital network. We may establish additional affiliate relationships to accelerate build out of our digital mobile network. If we are unable to establish such affiliate relationships, or if any such affiliates are unable to or do not develop their systems in a successful manner consistent with our network, our ability to service our customers and expand the geographic coverage of our digital network could be adversely affected.

IF THE FCC FAILS TO AWARD TO ALASKA NATIVE WIRELESS LICENSES FOR WHICH IT WAS THE WINNING BIDDER IN THE 1900 MEGAHERTZ SPECTRUM AUCTION CONCLUDED IN 2001, OR, IN THE FUTURE, REVOKES LICENSES AWARDED TO ALASKA NATIVE WIRELESS, OUR ABILITY TO IMPLEMENT OUR THIRD-GENERATION STRATEGY COULD BE ADVERSELY AFFECTED AND WE COULD BECOME OBLIGATED TO REPURCHASE OTHER INVESTORS' INTERESTS IN ALASKA NATIVE WIRELESS.

     We have agreed to invest $2.6 billion in exchange for a combination of a non-controlling equity interest in and debt securities issued by Alaska Native Wireless, which was the winning bidder for licenses costing $2.9 billion in the 1900 megahertz auction concluded in 2001, which occurred in early 2001. On June 22, 2001, a federal appeals court ruled in favor of the trustee in the Chapter 11 bankruptcy proceeding of NextWave Telecom, Inc. and the unsecured creditors of NextWave with respect to the litigation they commenced relating to the 1900 megahertz auction. The court ruled that the FCC had acted improperly in repossessing from NextWave the spectrum offered in the 1900 megahertz auction. On March 4, 2002, the U.S. Supreme Court agreed to review the case. If the appeals court decision is not reversed, or if Alaska Native Wireless is otherwise unable to acquire the licenses for which it was the winning bidder, it could have a significant adverse impact on our opportunity to provide or enhance services in key new and existing markets. In specified circumstances, if a winning bid of Alaska Native Wireless in the 1900 megahertz spectrum auction concluded in 2001 is rejected or if any license granted to it is revoked, we would become obligated to compensate other investors for making capital available to the venture.

IF WE ARE UNABLE TO REACH AGREEMENT WITH ALASKA NATIVE WIRELESS REGARDING THE DEVELOPMENT AND USE OF LICENSES FOR WHICH IT WAS THE WINNING BIDDER IN THE 1900 MEGAHERTZ SPECTRUM AUCTION CONCLUDED IN 2001, OUR ABILITY TO IMPLEMENT OUR THIRD-GENERATION STRATEGY MAY BE ADVERSELY AFFECTED.

     We have not reached any agreements with Alaska Native Wireless as to whether it will participate in our digital mobile wireless network. Alaska Native Wireless is not obligated to use or develop any spectrum it acquires in a manner that will further, or be consistent with, our strategic objectives, although Alaska Native Wireless is obligated to use technology that is compatible and interoperable with our digital mobile wireless network. If Alaska Native Wireless does not enter into agreements with us regarding the use and development of this spectrum similar to those we have entered into with our affiliates for our existing networks, we could experience a material adverse impact on the timing and cost of implementing our third-generation strategy.

POTENTIAL ACQUISITIONS MAY REQUIRE US TO INCUR SUBSTANTIAL ADDITIONAL DEBT AND INTEGRATE NEW TECHNOLOGIES, OPERATIONS AND SERVICES, WHICH MAY BE COSTLY AND TIME-CONSUMING.

     An element of our strategy is to expand our network, which we intended to accomplish in part through the acquisition of TeleCorp PCS and which we may continue to pursue through other acquisitions of licenses, systems and wireless providers. The acquisition of TeleCorp PCS resulted in our assumption of substantial additional indebtedness. Further, other acquisitions may cause us to incur substantial additional indebtedness to finance such acquisitions or to assume indebtedness of the entities that are acquired. In addition, we may encounter difficulties in integrating those acquired operations into our own operations, including as a result of different technologies, systems, services or service offerings. These actions could prove costly or time-consuming or divert our management's attention from other business matters.

OUR NETWORK UPGRADE PROJECT COULD HAVE A NEGATIVE IMPACT ON SUBSCRIBER GROWTH AND RETENTION, AND OUR FINANCIAL RESULTS.

     Our efforts to convince customers to migrate from our TDMA services to our GSM/GPRS and EDGE services may have the unintended effect of driving our TDMA customers to competitors rather than to our GSM/GPRS or EDGE services.

     The costs to operate our TDMA network could increase as our suppliers shift resources from second- to third-generation technology development, causing the prices of TDMA equipment to increase because of decreased economies of scale. As a result, the cost structure for our TDMA offerings might increase, resulting in increased churn of TDMA customers and reduced profitability.

     Handsets that will operate on both our TDMA and GSM/GPRS networks are more expensive than TDMA handsets and may have operational limitations, which could impede our efforts to sell GSM/GPRS services and lead to increased churn. Our plans depend heavily on the deployment of new dual mode TDMA/ GSM/GPRS handsets, referred to as "GAIT" phones. Because GAIT phones are required by only a limited number of carriers that operate both TDMA and GSM/GPRS networks, they may not be produced in sufficient quantities when needed, and their limited use may be insufficient to achieve high economies of scale. These handsets are new products that may have operational limitations or sub-optimal features that may discourage customer use. If these handsets are not economical or attractive to customers, we may experience increased churn, our costs could increase, and our profitability could be reduced.

FAILURE TO DEVELOP FUTURE BUSINESS OPPORTUNITIES MAY HAVE AN ADVERSE EFFECT ON OUR GROWTH POTENTIAL.

     We intend to pursue a number of new growth opportunities, many of which are related to wireless data services. The ability to deploy and deliver these services relies, in many instances, on new and unproven technology. Our existing technology may not perform as expected and we may not be able to successfully develop new technology to effectively and economically deliver these services. These opportunities also require substantial capital outlays and spectrum availability to deploy on a large scale. The capital or spectrum may not be available to support these services. The success of wireless data services is substantially dependent on the ability of others to develop applications for wireless devices and to develop and manufacture devices that support wireless applications. These applications or devices may not be developed or developed in sufficient quantities to support the deployment of wireless data services. These services may not be widely introduced and fully implemented at all or in a timely fashion. These services may not be successful when they are in place, and customers may not purchase the services offered. If these services are not successful or costs associated with implementation and completion of the rollout of these services materially exceed those currently estimated by us, our financial condition and prospects could be materially adversely affected.

WE FACE SUBSTANTIAL COMPETITION.

     There is substantial competition in the wireless telecommunications industry. We expect competition to intensify as a result of the entry of new competitors and the development of new technologies, products and services. Other two-way wireless providers, including other cellular and personal communications services, operators and resellers, serve each of the markets in which we compete. Some of the indirect retailers who sell our services also sell our competitors' services. A majority of U.S. markets have five or more commercial mobile radio service providers, and all of the top 50 U.S. metropolitan markets have at least four, and in some cases as many as seven or more, facilities-based wireless service providers offering wireless services on cellular, personal communications services or specialized mobile radio frequency. Competition also may increase to the extent that smaller, stand-alone wireless providers transfer licenses to larger, better capitalized and more experienced wireless providers.

MARKET PRICES FOR WIRELESS SERVICES MAY DECLINE IN THE FUTURE.

     We anticipate that market prices for two-way wireless services generally will decline in the future due to increased competition. We expect significant competition among wireless providers, including from new entrants, to continue to drive service and equipment prices lower. We also expect that there will be increases in advertising and promotional spending, along with increased demands on access to distribution channels. All of this may lead to greater choices for customers, possible consumer confusion, and increasing movement of customers between competitors, which we refer to as "churn." Our ability to compete successfully also will depend on marketing, and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

CONSOLIDATION IN THE WIRELESS COMMUNICATIONS INDUSTRY MAY ADVERSELY AFFECT US.

     The wireless communications industry has been experiencing significant consolidation and we expect that this consolidation will continue. The mergers or joint ventures of Bell Atlantic Corporation/GTE Corporation/Vodafone AirTouch, now called Verizon, SBC/BellSouth, now called Cingular, and Deutsche Telekom/ VoiceStream Wireless, have created large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to our offerings. These mergers or ventures have caused our ranking to decline to third in U.S. revenue and U.S. subscriber share. In terms of U.S. population covered by licenses, we, including our affiliates, rank third. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than we can, and may be able to obtain roaming rates that are more favorable than those we can obtain, and may be better able to respond to our offers.

     We have had in the past, and we may have in the future, discussions with other companies in the wireless communications industry relating to various possible transactions or business combinations. While there is no assurance that any such discussions will result in any transaction, if we were to engage in such a transaction, it could have a significant impact on our business, financial condition and results of operations. In addition, if the wireless communications industry continues to consolidate and we do not participate in that consolidation, the consolidation may create even stronger competitors and adversely affect us and our competitive position.

OUR BUSINESS AND OPERATIONS WOULD BE ADVERSELY AFFECTED IF WE FAIL TO ACQUIRE ADEQUATE RADIO SPECTRUM IN FCC AUCTIONS OR THROUGH OTHER TRANSACTIONS.

     Our domestic business depends on the ability to use portions of the radio spectrum licensed by the FCC. We could fail to obtain sufficient spectrum capacity in new and existing markets, whether through FCC auctions or other transactions, in order to meet the expanded demands for our existing services, as well as to enable development of third-generation services. This type of failure would have a material adverse impact on the quality of our services or our ability to roll out such future services in some markets. We intend to continue to acquire more spectrum through a combination of alternatives, including participation in spectrum auctions, purchase of spectrum licenses from companies that own them or purchase of these companies outright. As required by law, the FCC periodically conducts auctions for licenses to use some parts of the radio spectrum. The decision to conduct auctions, and the determination of what spectrum frequencies will be made available for auction, are provided for by laws administered by the FCC. The FCC may not allocate spectrum sufficient to meet the demands of all those wishing to obtain licenses. Even if the FCC determines to conduct further auctions in the future, we may not be successful in those future auctions in obtaining the spectrum that we believe is necessary to implement our business and technology strategies. We may also seek to acquire radio spectrum through purchases and swaps with other spectrum licensees or otherwise, including by purchases of other licensees outright. However, we may not be able to acquire sufficient spectrum through these types of transactions, and we may not be able to complete any of these transactions on favorable terms.

SIGNIFICANT TECHNOLOGICAL CHANGES IN THE WIRELESS INDUSTRY COULD MATERIALLY ADVERSELY AFFECT US.

     The wireless communications industry is experiencing significant technological change. This change includes the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products, enhancements and changes in end-user needs and preferences, increased importance of data and broadband capabilities, and migration to next-generation services. The pace and extent of customer demand may not continue to increase, and airtime and monthly recurring charges may continue to decline. As a result, the future prospects of the industry and of us and the success of our competitive services remain uncertain. Also, alternative technologies may develop for the provision of services to customers that may provide wireless communications service or alternative service superior to that available from us. Technological developments may therefore materially adversely affect us.

OUR TECHNOLOGY MAY NOT BE COMPETITIVE WITH OTHER TECHNOLOGIES OR BE COMPATIBLE WITH NEXT-GENERATION TECHNOLOGY.

     There are three existing digital transmission technologies, none of which is compatible with the others. We selected time division multiple access technology for our second-generation network because we believe that this technology offers several advantages over other second-generation technologies. However, a number of other wireless service providers chose code division multiple access or global system for mobile communications as their digital wireless technology. For our path to next-generation technology, we have chosen a global system for mobile communications platform to make available, among other things, enhanced data services using general packet radio service technology, and third-generation capabilities using enhanced data rates for global evolution and ultimately universal mobile telecommunications systems technologies. These technologies may not provide the advantages we expect. Other wireless providers have chosen a competing wideband technology as their third-generation technology. If the universal mobile telecommunications standard does not gain widespread acceptance, it could materially adversely affect our business, financial condition and prospects. As we implement our plans for deployment of technology for third-generation capabilities, we will continue to incur substantial costs associated with maintaining our time division multiple access networks. Also, these networks are not compatible, and customers with phones that operate only on one network will not initially be able to use those phones on the other networks. There are risks inherent in the development of new third-generation equipment and we may face unforeseen costs, delays or problems that may have a material adverse effect on us.

TERMINATION OR IMPAIRMENT OF OUR RELATIONSHIP WITH A SMALL NUMBER OF KEY SUPPLIERS COULD ADVERSELY AFFECT OUR REVENUES AND RESULTS OF OPERATIONS.

     We have developed relationships with a small number of key vendors, including Nokia Mobile Phones, Inc., Sony Ericsson Mobile Communications, Siemens Aktiengesellschaft, Motorola, Inc. and Novatel Wireless, Inc., for our supply of wireless handsets; Nortel Networks, Inc., Telefonaktiebolaget LM Ericsson and Nokia Networks, Inc. for our supply of telecommunications infrastructure equipment and Convergys Information Management Group for our billing services. We do not have operational or financial control over our key suppliers and have limited influence with respect to the manner in which these key suppliers conduct their businesses. If these key suppliers were unable to honor, or otherwise fail to honor, their obligations to us, we could experience disruptions of our business and adverse effects on our revenues and results of operations.

WE RELY ON FAVORABLE ROAMING ARRANGEMENTS, WHICH WE MAY BE UNABLE TO CONTINUE TO OBTAIN.

     We may not continue to be able to obtain or maintain roaming agreements with other wireless providers on terms that are acceptable to us. Our customers automatically can access another provider's analog cellular or digital system only if the other provider allows our customers to roam on its network. We rely on agreements to provide roaming capability to our customers in many areas of the U.S. that our network does not serve. Some competitors, because of their call volumes or their affiliations with, or ownership of, wireless providers, however, may be able to obtain roaming rates that are lower than those rates obtained by us. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service we or an affiliated company provides, the price of a roaming call may not be competitive with prices of other wireless providers for such call, and our customers may not be able to use any of the advanced features, such as voicemail notification, that the customer enjoys when making calls within our network. Finally, we may not be able to obtain favorable roaming agreements for our third-generation products and services that we intend to offer using the technologies we plan to deploy for interim enhanced data and third-generation services.

OUR BUSINESS IS SEASONAL AND WE DEPEND ON FOURTH QUARTER RESULTS, WHICH MAY NOT CONTINUE TO BE STRONG.

     The wireless industry, including us, has experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures, and aggressive marketing and promotions. Strong fourth quarter results for customer additions and handset sales may not continue for the wireless industry or for us. In the future, the number of our customer additions and handset sales in the fourth quarter could decline for a variety of reasons, including our inability to match or beat pricing plans offered by competitors, failure to adequately promote our products, services and pricing plans, or failure to have an adequate supply or selection of handsets. If in any year fourth quarter results fail to significantly improve upon customer additions and handset sales from the year's previous quarters, this could adversely impact our results for the following year.

OUR PLAN TO EXIT THE FIXED WIRELESS BUSINESS MAY HAVE UNFORESEEN NEGATIVE IMPACTS TO OUR BUSINESS.

     On December 12, 2001, our board of directors approved a plan to exit our fixed wireless business. Our decision to exit our fixed wireless business resulted in a fourth quarter pre-tax charge of $1.3 billion, reflecting a write-down of the assets of the fixed wireless business and the impact of phased exit charges. The decision to exit a business involves special risks and uncertainties, some of which may not be foreseeable or within our control, such as unforeseen severance costs, contractual liabilities, disputes with customers, suppliers, vendors, terminated employees, or a buyer of the fixed wireless business or certain assets. Although we recently completed the sale of some of the assets of the fixed wireless division to Netro Corp., we may not be able to sell or otherwise monetize any part of the remaining assets of our fixed wireless business on attractive terms or at all. Unforeseen costs and uncertainties relating to our exit from the fixed wireless business could have a material adverse effect on our business, financial condition and results of operations.

MEDIA REPORTS HAVE SUGGESTED RADIO FREQUENCY EMISSIONS MAY BE LINKED TO VARIOUS HEALTH CONCERNS AND INTERFERE WITH VARIOUS MEDICAL DEVICES, AND WE MAY BE SUBJECT TO POTENTIAL LITIGATION RELATING TO THESE HEALTH CONCERNS.

     Media and other reports have linked radio frequency emissions from wireless handsets to various health concerns, including cancer, and to interference with various electronic medical devices, including hearing aids and pacemakers. Research and studies are ongoing. Whether or not such research or studies conclude there is a link between radio frequency emissions and health, these concerns over radio frequency emissions may discourage the use of wireless handsets or expose us to potential litigation, which could have a material adverse effect on our results of operations. Several class action lawsuits have been filed against us, several other wireless service providers and several wireless phone manufacturers, asserting products liability, breach of warranty and other claims relating to radio frequency transmissions to and from wireless phones. The complaints seek damages for personal injuries and the costs of headsets for wireless phone users as well as injunctive relief.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION THAT COULD HAVE ADVERSE EFFECTS ON OUR BUSINESS.

     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC, and, depending on the jurisdiction, state and local regulatory agencies. These regulations may include, among other things, required service features and capabilities, such as number portability or emergency 911 service. In addition, the FCC, together with the U.S. FAA, regulates tower marking and lighting. Any of these agencies having jurisdiction over our business could adopt regulations or take other actions that could adversely affect our business. FCC licenses to provide wireless services or personal communications services are subject to renewal and revocation. There may be competition for our licenses upon their expiration and it is possible that the FCC will not renew them. FCC rules require all wireless and personal communications services licensees to meet specified build-out requirements. We may not be able to meet these requirements in each market. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of our license for that license area or the imposition of fines on us by the FCC.

WE MAY BE SUBJECT TO POTENTIAL LITIGATION RELATING TO THE USE OF WIRELESS PHONES WHILE DRIVING.

     Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in some circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on our results of operations.

STATE AND LOCAL LEGISLATION RESTRICTING OR PROHIBITING WIRELESS PHONE USE WHILE DRIVING COULD CAUSE SUBSCRIBER USAGE TO DECLINE.

     Some state and local legislative bodies have proposed legislation restricting or prohibiting the use of wireless phones while driving motor vehicles. Similar laws have been enacted in other countries. On June 28, 2001, New York State enacted a law prohibiting the use of handheld wireless phones while driving motor vehicles other than through the use of hands-free equipment. To date, a small number of communities in the U.S. have also passed restrictive local ordinances. These laws, or if passed, other laws prohibiting or restricting the use of wireless phones while driving, could have the effect of reducing subscriber usage, which could cause a material adverse effect on our results of operations.

WE MAY BE UNABLE TO MAKE THE CHANGES NECESSARY TO OPERATE AS AN INDEPENDENT ENTITY AND MAY INCUR GREATER COSTS.

     We have been part of an integrated telecommunications provider since our acquisition by AT&T in 1994. Following the split-off from AT&T on July 9, 2001, however, AT&T has no obligation to provide financial, operational or organizational assistance to us other than limited services. We may not be able to implement successfully the changes necessary to operate independently. We may also incur additional costs relating to operating independently that would cause our cash flow and results of operations to decline materially. In addition, although we may be able to participate in some of AT&T's supplier arrangements where those arrangements permit or the vendors agree, our supplier arrangements may not be as favorable as has historically been the case. Agreements that we have entered into in connection with the split-off provide that our business will be conducted differently and that our relationship with AT&T will be different from what it has historically been prior to the split-off. These differences may have a detrimental effect on our results of operations or financial condition.

THE HISTORICAL FINANCIAL INFORMATION OF AT&T WIRELESS GROUP MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS AN INDEPENDENT ENTITY AND, THEREFORE, MAY NOT BE RELIABLE AS AN INDICATOR OF OUR HISTORICAL OR FUTURE RESULTS.

     The historical financial information of AT&T Wireless Group may not reflect what our results of operations, financial position and cash flows would have been had we been an independent entity during the periods prior to the split-off. This is because the financial information reflects allocations for services provided to AT&T Wireless Group by AT&T which allocations may not reflect the costs we incur for similar or incremental services as an independent entity.

WE WILL GENERALLY BE RESPONSIBLE FOR TAX LIABILITY IF THE SPLIT-OFF IS TAXABLE.

     Under the separation and distribution agreement between us and AT&T, subject to limited exceptions, we will be responsible for any tax liability and any related liability that results from the split-off failing to qualify as a tax-free transaction. If the split-off failed to qualify as a tax-free transaction, this liability would have a material adverse effect on us.

WE MAY NO LONGER RECEIVE TAX SHARING PAYMENTS FROM AT&T SINCE WE CEASED TO BE A MEMBER OF THE AT&T CONSOLIDATED TAX RETURN GROUP, AND WE MAY INCUR OTHER TAX LIABILITIES AS A RESULT OF THE SPLIT-OFF AND PRE-SPLIT-OFF TRANSACTIONS.

     As a result of the split-off, we ceased to be a member of the consolidated federal income tax return group of which AT&T is the common parent. Consequently, taxable income and losses, and our other tax attributes in post-split-off taxable periods can generally no longer offset taxable income or losses and other tax attributes of the AT&T consolidated tax return group. For two taxable years after the split-off, under U.S. federal income tax rules, we would generally be able to carry back any such tax losses, subject to limitations, against taxable income, if any, of members of AT&T Wireless Group for pre-split-off periods. Under our tax sharing agreement with AT&T, however, we generally may only carry back net operating losses (and not other tax attributes) from post-split-off taxable periods to pre-split-off taxable periods, and only if those losses are significant and with the consent of AT&T, which consent AT&T has agreed not to withhold unreasonably. To the extent we have tax losses in post-split-off taxable periods, we would generally no longer receive current tax sharing payments with respect to those losses. Instead, except where those losses can be carried back, we would benefit from those losses only if and when we generated sufficient taxable income in future years to utilize those tax losses on a stand-alone basis. In addition, there may be tax costs associated with the split-off that result from our ceasing to be a member of the AT&T consolidated tax return group, as well as from pre-split-off transactions. If incurred, these costs could be material to our results.

VARIOUS FACTORS MAY INTERFERE WITH OUR ABILITY TO ENGAGE IN DESIRABLE STRATEGIC TRANSACTIONS AND EQUITY ISSUANCES.

     We may be prevented from engaging in some desirable strategic transactions. The Internal Revenue Code restricts the ability of a company which has undergone a tax-free split-off from particular issuances of shares generally within a two-year period after the split-off. In addition, the separation and distribution agreement prohibits us, for a period of 30 months following the split-off, from entering into particular transactions that could render the split-off taxable. This may discourage, delay or prevent a merger, change of control, or other strategic or capital raising transactions involving our issuance of equity. Provisions of our amended and restated certificate of incorporation and by-laws, rights plan, applicable law and the DoCoMo agreements may also have the effect of discouraging, delaying or preventing change of control transactions that our shareholders find desirable.

WE MAY LOSE RIGHTS UNDER AGREEMENTS WITH AT&T IF A CHANGE OF CONTROL OCCURS.

     Some of the agreements that we have entered into with AT&T in connection with the split-off, including the brand license agreement, master carrier agreement and other commercial agreements, contain provisions that give one party rights in the event of a change of control of the other party. These provisions may deter a change of control. In the event of a change of control, the exercise of these rights could have a material adverse effect on us.

AT&T'S RESTRUCTURING MAY ADVERSELY IMPACT OUR COMPETITIVE POSITION.

     In connection with AT&T's restructuring, there is a risk that we and AT&T's other separated business units may not be able to create effective intercompany agreements to facilitate effective cost sharing or to maintain or enter into arrangements for combining our respective services in customer offerings or other forms of bundling arrangements. Competition between us and the other AT&T units in overlapping markets could result in more downward price pressure. We expect that the different businesses and companies will share the AT&T brand after the restructuring, which will likely increase this level of competition. In addition, any incremental costs associated with implementing AT&T's restructuring plan may materially adversely affect the different businesses and companies, including our business.

                             AT&T WIRELESS SERVICES

     We are one of the largest wireless communications service providers in the United States. We seek to expand our customer base and revenue stream by providing high-quality, innovative wireless services. As of December 31, 2001, we had over 18.0 million consolidated subscribers. For the year ended December 31, 2001 we had $13.6 billion in total consolidated revenues.

     We operate one of the largest U.S. digital wireless networks. As of December 31, 2001, we and our affiliates held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 99% of the U.S. population. As of that date, we and our affiliates covered approximately 88% of the U.S. population with at least 30 megahertz of wireless spectrum. At the same date, our networks and those of our affiliates operated in markets including over 78% of the U.S. population and in all 50 of the largest U.S. metropolitan areas. We supplement our operations with roaming agreements that allow our subscribers to use other providers' wireless services in regions where we do not have operations. With these roaming agreements, we are able to offer customers wireless services covering over 95% of the U.S. population. We plan to continue to increase our coverage and the quality of our services by expanding our coverage area and the capacity of our network through new network construction, acquisitions, and partnerships with other wireless providers.

     We were incorporated in 1987 as a Delaware corporation. Our principal executive offices are located at 7277 164th Avenue NE, Building 1, Redmond, Washington 98052. The telephone number is (425) 580-6000.

                        OUR RELATIONSHIP WITH AT&T CORP.

     On July 9, 2001, we split off from AT&T Corp. as an independent public company. Prior to the split-off, our business was run as a division of AT&T referred to as AT&T Wireless Group, the economic value of which was intended to be reflected by AT&T Wireless Group tracking stock, which was a class of common stock of AT&T that was listed on the New York Stock Exchange under the symbol "AWE." AT&T Wireless Group was an integrated set of businesses, assets and liabilities consisting of AT&T's wireless operations. We continue to have contractual and commercial relationships with AT&T following the split-off.

     In this prospectus "we," "our," "us," and "AT&T Wireless Services" refer to AT&T Wireless Services, Inc. and its consolidated subsidiaries. "AT&T" refers to AT&T Corp., our former parent.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying prospectus supplement, we expect to use the net proceeds from the sale of the offered securities for general corporate purposes. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated. Earnings represent earnings before net undistributed equity earnings or losses in equity investees, minority interest income or expense in the loss or income of majority-owned consolidated subsidiaries, income tax expense, and fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest), preferred stock dividend requirements of consolidated subsidiaries, and the estimated portion of rental expense that is representative of the interest factor.

                                                           YEAR ENDED DECEMBER 31,
                                                       --------------------------------
                                                       2001   2000   1999   1998   1997
                                                       ----   ----   ----   ----   ----
Ratio................................................  2.1    2.5    (0.2)  2.1    1.5

---------------

* Due primarily to the asset impairment and restructuring charges recorded in 1999, earnings were not sufficient to cover fixed charges for the year ended December 31, 1999. Additional earnings of $455 million would be required to obtain a ratio of earnings to fixed charges of 1:1 for the year ended December 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Our authorized capital stock consists of 1,000,000,000 shares of preferred stock, par value $.01, and 10,000,000,000 shares of common stock, par value $0.01. Approximately 2.53 billion shares of our common stock were outstanding as of December 31, 2001. No shares of our preferred stock were outstanding as of December 31, 2001.

OUR COMMON STOCK

     The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock (a "preferred stock designation"), the holders of our common stock possess all of the voting power. Our charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board of directors from time to time, the holders of our common stock are entitled to the dividends as may be declared from time to time by our board of directors from funds legally available for dividends, and, upon liquidation, are entitled to receive pro rata all assets available for distribution to the holders of our common stock.

OUR PREFERRED STOCK

     Our charter authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including, but not limited to:

     - the designation of the series;

     - the number of shares of the series, which number our board of directors may later, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares thereof then outstanding;

     - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of the series having cumulative dividend rights shall be cumulative;

     - the rate of any dividends, or method of determining the dividends, payable to the holders of the shares of the series, any conditions upon which the dividends will be paid and the date or dates or the method for determining the date or dates upon which the dividends will be payable;

     - the redemption rights and price or prices, if any, for shares of the series;

     - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

     - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

     - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of the other class or series or the other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

     - restrictions on the issuance of shares of the same series or of any other class or series; and

     - the voting rights, if any, of the holders of the shares of the series.

     We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, are available for issuance without further action by our stockholders unless required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase of at least 20% in the number of outstanding shares of common stock, or in the amount of voting securities, outstanding. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or common stock, our board of directors may determine not to seek stockholder approval.

     Although we believe our board of directors will have no intention of immediately doing so, it could issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue the shares of preferred stock based on its judgment as to the best interests of us and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over the then-current market price of our common stock.

     50,000,000 shares of our Series A junior participating preferred stock are reserved for issuance upon exercise of the rights issued under our rights agreement. For a more complete discussion of our rights plan, see "-- Rights Agreement."

     We have issued 210,608 shares of series C preferred stock and 25,428 shares of series E preferred stock in connection with our acquisition of TeleCorp.

     Voting Rights. Regardless of the number of shares of any series of preferred stock then outstanding, the holders of the series C preferred stock and the series E preferred stock shall have the following aggregate number of votes, in each case voting as a class with the common stock:

     - the series C preferred stock shall have 1,926,069 votes; and

     - the series E preferred stock shall have 251,189 votes.

     The number of votes to which each share of series C preferred stock and series E preferred stock is entitled shall be determined in proportion to the number of shares of such series of preferred stock then outstanding.

     Special Voting Rights of Preferred Stock. The affirmative vote of the holders of a majority of the outstanding shares of series C preferred stock or series E preferred stock shall be necessary to:

     - authorize, increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes or series of stock ranking senior to or pari passu with the series or any additional shares of the series;

     - authorize, adopt or approve each amendment to our amended and restated certificate of incorporation that would increase or decrease the par value of the shares of the series or alter or change the powers, preferences or rights of the shares of the series or alter or change the powers, preferences or rights of any of our other capital stock if such alteration or change results in such capital stock ranking senior to or pari passu with such series;

     - amend, alter or repeal any provision of our amended and restated certificate of incorporation so as to affect the shares of the series adversely; or

     - authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of stock senior to or pari passu with the series.

     Ranking. With respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up, the outstanding series C preferred stock and the series E preferred stock ranks as follows:

  CLASS OF STOCK      PARITY WITH    JUNIOR TO                   SENIOR TO
------------------    -----------    ---------    ----------------------------------------
Series C preferred      None         None         Common stock and any series of class of
                                                  common or preferred stock now or
                                                  hereafter authorized

Series E preferred      None         Series C     Common stock and any series of class of
                                     preferred    common or preferred stock now or
                                                  hereafter authorized (other than the
                                                  series C preferred)

     Dividends. The holders of our series C preferred stock and series E preferred stock are entitled to receive dividends in cash or property when, as and if, declared by the board of directors up to the liquidation preference for such shares. So long as shares of series C or series E preferred stock are outstanding and dividends payable on shares of series C or series E preferred stock have not been paid in full in cash, no cash dividends may be declared or paid, and no redemption, purchase or other acquisition for consideration may occur, with respect to any shares of any class of common stock or series of preferred stock ranking junior to or on parity with the series C or series E preferred stock, except that we may acquire, in accordance with the terms of any agreement between us and our employees, shares of common stock or preferred stock at a price not greater than the market price as of such date.

     Liquidation Rights. The holders of series C preferred stock and series E preferred stock are entitled to preferences with respect to distributions upon our liquidation, dissolution or winding up as follows:

     a holder of series C preferred stock is entitled to a preference per share equal to the sum of:

     - the quotient of (A) the aggregate paid-in capital actually paid with respect to all shares of series C preferred stock held by such holder, and all shares of capital stock of TeleCorp or its predecessors-in-interest, TeleCorp Wireless and Tritel, in each case as of the applicable date of determination, divided by (B) the total number of shares of series C preferred stock held by such holders as of such date and

     - accrued and unpaid dividends (if any), plus interest on the aforementioned quotient at the rate of 6% per annum, compounded quarterly, less

     - the amount of dividends (if any) already declared and paid in respect of such shares; and

     - a holder of series E preferred stock is entitled to a preference per share equal to the sum of accrued and unpaid dividends (if any), plus interest on $1,000 at the rate of 6% per annum, compounded quarterly, from the date of issuance of such share (relating back, as the case may be, to the original date of issuance for series E preferred stock received in exchange for capital stock of any predecessor-in-interest to TeleCorp or its subsidiaries) to and including the date of the calculation, less the amount of dividends (if any) declared and paid in respect of such share.

     Redemption. We have the right to redeem shares of series C preferred stock and series E preferred stock at any time, in whole but not in part, at a redemption price per share equal to the liquidation preference per share; provided, that if the funds legally available are insufficient to effect the redemption in full of the series C preferred stock or the series E preferred stock, as the case may be, such funds shall be allocated among the shares of such series ratably in accordance with the number of shares of such series outstanding as of the redemption date.

     Following December 13, 2020, each holder of shares of series C preferred stock and series E preferred stock shall have the right, at the election of such holder, to require us to redeem all (but not less than all) of the shares of such series owned by such holder at a price per share equal to the liquidation preference of such series as of the redemption date.

     Neither we nor any holder of shares of series C preferred stock or series E preferred stock may cause us to redeem its capital stock if, at the time:

     - We are insolvent or the redemption will render us insolvent; or

     - any law or any of our agreements prohibits the redemption

     Further, we will not permit any of our subsidiaries, or any other person, to make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of our common stock or other shares of capital stock ranking junior to or on parity with the series C preferred stock or the series E preferred stock, as the case may be, unless we could make such distribution or purchase or otherwise acquire such shares at such time without becoming insolvent, violating any law, or defaulting under, breaching or violating any of our agreements.

  DIVIDEND POLICY

     We currently do not expect to pay dividends on shares of our common stock in the foreseeable future.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR CHARTER AND BY-LAWS

  BOARD OF DIRECTORS

     Our charter provides that, except as otherwise provided in any preferred stock designation relating to the rights of the holders of any class or series of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively by a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies, or the whole board, but shall not be less than three. Our directors, other than those who may be elected by the holders of any class or series of our preferred stock having the right under a preferred stock designation to elect additional directors under specified circumstances, will be classified into three classes, as nearly equal in number as possible, one class originally to be elected for a term expiring at the annual meeting of stockholders to be held in 2002, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2003 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2004, with each director to hold office until his or her successor is duly elected and qualified. Commencing with the 2002 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

     Our charter provides that, except as otherwise provided in any preferred stock designation relating to the rights of the holders of any class or series of preferred stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until the director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of any class or series of preferred stock having the right under a preferred stock designation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

     These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our charter and by-laws provide that stockholders must effect any action required or permitted to be taken at a duly called annual or special meeting of stockholders and that those actions may not be effected by any consent in writing by the stockholders. Except as otherwise required by law or by any preferred stock designation, special meetings of stockholders may be called only by a majority of the whole board or by our chairman. No business other than that stated in the notice of meeting may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or the chairman of the board of directors.

  ADVANCE NOTICE PROCEDURES

     Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders. These stockholder notice procedures provide that only persons who are nominated by our board of directors, or by a stockholder who was a stockholder of record at the time of giving notice and has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as directors. These stockholder notice procedures will also provide that at an annual meeting only the business as has been brought before the meeting by our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder's intention to bring the business before the meeting, may be conducted. Under these stockholder notice procedures, for notice of stockholder nominations to be made at an annual meeting to be timely, the notice must be received by our secretary not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day before the first anniversary of the preceding year's annual meeting, except that, if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day before the annual meeting and not later than the close of business on the later of the 90th calendar day before the annual meeting or the tenth calendar day following the day on which public announcement of a meeting date is first made by us.

     Nevertheless, if the number of directors to be elected to our board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of our increased board of directors at least 100 calendar days before the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which the public announcement is first made by us. Under these stockholder notice procedures, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, we must receive notice not earlier than the close of business on the 120th calendar day before the special meeting and not later than the close of business on the later of the 90th calendar day before the special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board to be elected at the meeting.

     In addition, under these stockholder notice procedures, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors will be required to contain some specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, the individual will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

  AMENDMENT

     Our charter provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of our charter relating to stockholder action; the number, election and tenure of directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies; and the removal of directors. Our charter further provides that the related by-laws described above, including the stockholder notice procedure, may be amended only by the affirmative vote of a majority of the whole board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least 66 2/3% of the voting power of outstanding shares of voting stock, voting as a single class, is required to amend our by-laws.

RIGHTS AGREEMENT

     Our board of directors has adopted a rights agreement. Under the rights agreement, we have issued one preferred share purchase right for each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A junior participating preferred stock, par value $.01 per share, at a price of $100, subject to adjustment in some circumstances. The description and terms of the rights is set forth in a rights agreement between us and the designated rights agent. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the form of the rights agreement.

     The rights will be evidenced by the certificates representing our common stock until the earlier to occur of:

     - ten days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of at least 15% or more of the outstanding shares of our common stock; or

     - ten business days or a later date determined by our board of directors following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the completion of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of our common stock (the "distribution date").

     The rights agreement exempts NTT DoCoMo's ownership of more than 15% of our common stock, but only to the extent of the shares of our common stock that DoCoMo owns as a result of its January 22, 2001 investment in us and any shares of common stock that DoCoMo could purchase as a result of their investment rights, as described under "DoCoMo Strategic Investment." The rights agreement provides that, until the distribution date or earlier redemption or expiration of the rights, the rights will be transferred with and only with our common stock. Until the distribution date or earlier redemption or expiration of the rights, our common stock certificates will contain a notation incorporating the rights agreement by reference. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and the separate right certificates alone will evidence the rights.

     The rights will not be exercisable until the distribution date. The rights will expire on the 10th anniversary of the rights agreement, unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case, as summarized below.

     In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will thereafter be void, will later have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the right. If we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of our outstanding common stock and before the acquisition by the person or group of 50% or more of our outstanding common stock, our board of directors may exchange the rights, other than rights owned by the person or group which, have become void, in whole or in part, at an exchange ratio of one share of our common stock, or one one-hundredth of one of our junior preferred shares, or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges, per right subject to adjustment.

     At any time before the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of our outstanding common stock, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right, as adjusted. The redemption of the rights may be made effective at such time on such basis and with such conditions as our board of directors, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right that the holders of the rights will be eligible to receive will be the redemption price.

     The terms of the rights may be amended by our board of directors without the consent of the holders of the rights; provided, however, that, our board may not reduce the threshold at which a person or group becomes an acquiring person to below 10% of our outstanding common stock, and from and after such time as any person or group of affiliated or associated persons becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights.

     Until a right is exercised, the holder of that right, as a holder, will have no additional rights as our stockholder solely by virtue of holding that right, including, without limitation, the right to vote or to receive dividends.

     The number of outstanding rights and the number of one one-hundredths of our junior preferred shares issuable upon exercise of each right also will be subject to adjustment in the event of a stock split of our common stock or a stock dividend on our common stock payable in our common stock or subdivisions, consolidations or combinations of our common stock occurring, in any case, before the distribution date.

     The purchase price payable, and the number of our junior preferred shares or other securities or property issuable, upon exercise of the rights will be subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, our junior preferred shares;

     - upon the grant to holders of our junior preferred shares of some rights or warrants to subscribe for or purchase our junior preferred shares at a price, or securities convertible into our junior preferred shares with a conversion price, less than the then-current market price of our junior preferred shares; or

     - upon the distribution to holders of our junior preferred shares of evidences of indebtedness or assets excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in our junior preferred shares or of subscription rights or warrants other than those referred to above.

     With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional junior preferred shares will be issued, other than fractions that are integral multiples of one one-hundredth of one of our junior preferred shares, which may, at our election, be evidenced by depositary receipts and instead, an adjustment in cash will be made based on the market price of our junior preferred shares on the last trading day before the date of exercise.

     Our junior preferred shares purchasable upon exercise of the rights will not be redeemable. Each of our junior preferred shares will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of our junior preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each of our junior preferred shares will have 100 votes voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each one of our junior preferred shares will be entitled to receive 100 times the amount received per one share of common stock. These rights are protected by customary anti-dilution provisions.

     Due to the nature of our junior preferred shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in one of our junior preferred shares purchasable upon exercise of each right should approximate the value of one share of common stock.

     The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board before the time that a person or group has acquired beneficial ownership of 15% percent or more of the common stock since the rights may be redeemed by us at the redemption price until such time.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the Delaware General Corporation Law provides that, subject to some exceptions, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

     - before the date of the business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding some shares; or

     - on or after that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Except as otherwise specified in Section 203, an interested stockholder is defined to include:

     - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination; and

     - the affiliates and associates of the stockholder.

     Under some circumstances, Section 203 makes it more difficult for a person that would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We are not electing to be exempt from the restrictions imposed under Section 203. However AT&T Corp. and its affiliates are excluded from the definition of interested stockholder for purposes of Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in any person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

DOCOMO STANDSTILL

     Under the terms of its investment in us, NTT DoCoMo is subject to standstill restrictions that limit its ability to acquire or participate with any other person seeking to acquire control of our company. These restrictions are described under "DoCoMo Strategic Investment."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Equiserve. Its address is PO Box 43010 Providence, RI 02940-3010, and its telephone number at this location is 866-367-6357.

                         DESCRIPTION OF DEBT SECURITIES

     The following briefly summarizes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture among AT&T Wireless Services and a trustee. The form of indenture, which includes the form of debt securities, has been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part.

     The prospectus supplements will describe the particular terms and provisions of any series of debt securities. Therefore, you should rely on the information in the applicable prospectus supplement, in particular if the information in the prospectus supplement is different from the information provided below. Where any provision in any prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

GENERAL

     The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture. We may issue debt securities from time to time in one or more series. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be unsecured obligations of ours and will rank equally with our other unsecured and unsubordinated indebtedness.

     You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

     - the title of the debt securities and the series in which the debt securities will be included;

     - the authorized denominations and aggregate principal amount of the debt securities;

     - the date or dates on which the debt securities will mature or the method for determining those dates;

     - the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if there is any interest, and if such rate is variable, the manner of calculation of interest and the date from which interest will accrue or the method for determining such date or dates;

     - the place or places where the principal of and any premium and interest on the debt securities will be payable;

     - the dates on which the interest will be payable and the corresponding record dates;

     - the period or periods within which, the price or prices at which, and the terms and conditions on which, the debt securities may be redeemed, in whole or in part, at the option of AT&T Wireless Services;

     - any mandatory or optional sinking fund or purchase fund or analogous provisions;

     - the terms and conditions of any redemption of the debt securities and any redemption price;

     - the denominations in which the debt securities are authorized to be issued;

     - the portion of the principal amount of the debt securities payable upon declaration of the acceleration of the maturity of the debt securities and any method by which that portion will be payable;

     - the person to whom any interest on any debt security shall be payable if other than the person in whose name the debt security is registered on the applicable record date;

     - any additional events of default or covenants applicable to the debt securities;

     - if applicable, provisions related to the issuance of debt securities in book-entry form; and

     - any other special terms pertaining to the debt securities.

     Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

     Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities in fully registered form without coupons. If we issue debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities.

     The debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to those debt securities.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Subject to any applicable laws or regulations, we will make payments on the debt securities at a designated office or agency, unless the applicable prospectus supplement sets forth otherwise. At our option, however, we may also make interest payments on the debt securities in registered form:

     - by checks mailed by the trustee to the holders of debt securities entitled to interest payments at their registered addresses, or

     - by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register.

     Unless the applicable prospectus supplement indicates otherwise, we will pay any installment of interest on debt securities in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for that installment of interest.

     Unless the applicable prospectus supplement sets forth otherwise, debt securities issued in registered form will be transferable or exchangeable at the agency we may designate from time to time. Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

BOOK-ENTRY PROCEDURES

     The applicable prospectus supplement for each series of debt securities will state whether those debt securities will be subject to the following provisions.

     Unless debt securities in physical form are issued, the debt securities will be represented by one or more fully registered global certificates, in denominations of $1,000 or any integral multiple of $1,000. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company (DTC), and registered in its name or in the name of Cede & Co., its nominee. No holder of debt securities initially issued as a global certificate will be entitled to receive a certificate in physical form, except as set forth below.

     DTC has advised that:

     - DTC is:

      -- a limited purpose trust company organized under the laws of the State of New York;

      -- a member of the Federal Reserve System;

      -- a "clearing corporation" within the meaning of the New York Uniform
         Commercial Code; and

      -- a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act.

     - DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

     - DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations.

     - Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

     Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the debt securities may do so only through DTC participants. In addition, holders of the debt securities will receive all distributions of principal and interest from the trustee through DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of debt securities among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the debt securities. Under the book-entry system, holders of debt securities may experience some delay in receipt of payments, since the trustee will forward such payments to Cede & Co., as nominee for DTC, and DTC, in turn, will forward the payments to the appropriate DTC participants.

     DTC participants will be responsible for distributions to holders of debt securities, which distributions will be made in accordance with customary industry practices. Although holders of debt securities will not have possession of the debt securities, the rules of DTC provide a mechanism by which those holders will receive payments and will be able to transfer their interests. Although the DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, because DTC can only act on behalf of DTC participants, the ability of holders of debt securities to pledge the debt securities to persons or entities that are not DTC participants or to otherwise act with respect to the debt securities may be limited due to the lack of physical certificates for the debt securities.

     Neither AT&T Wireless Services nor the trustee under the indenture nor any agent of any of them will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the debt securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only "holder of debt securities," for purposes of the indenture, will be Cede & Co., as nominee of DTC, the trustee will not recognize holders of debt securities as "holders of debt securities," and holders of debt securities will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities under the indentures only at the direction of one or more DTC participants to whose accounts with DTC the related debt securities are credited.

     All payments we make to the trustee will be in immediately available funds and will be passed through to DTC in immediately available funds.

     Physical certificates will be issued to holders of a global security, or their nominees, if:

     - DTC advises the trustee in writing that DTC is no longer willing, able or eligible to discharge properly its responsibilities as depository and we are unable to locate a qualified successor, or

     - we decide in our sole discretion to terminate the book-entry system through DTC.

     In such event, the trustee under the indenture will notify all holders of debt securities through DTC participants of the availability of such physical debt securities. Upon surrender by DTC of the definitive global note representing the debt securities and receipt of instructions for reregistration, the trustee will reissue the debt securities in physical form to holders or their nominees.

     Debt securities in physical form will be freely transferable and exchangeable at the office of the trustee upon compliance with the requirements set forth in the indenture.

     No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required.

CONSOLIDATION, MERGER OR SALE BY AT&T WIRELESS SERVICES

     The indenture provides that we may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, if:

     - in the case of a merger or consolidation, we are the surviving corporation;

     - in the case of either a merger or consolidation where we are not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of our assets to another person:

      -- the resulting, successor or acquiring person is a corporation organized and existing under the laws of the United States or any state thereof; and

      -- that corporation expressly assumes by supplemental indenture all our obligations under the debt securities, any related coupons and the indentures;

     - immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition, no default or event of default under the indenture will have occurred and be continuing; and

     - certain other conditions are met.

     If a successor corporation assumes our obligations, then that successor corporation will succeed to and be substituted for us under the indenture and under the debt securities and any related coupons, and all our obligations will terminate.

CERTAIN COVENANTS

     We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the debt securities are outstanding. We have provided a list of certain definitions at the end of this section to define the capitalized words used in describing the covenants.

     Limitation on Secured Indebtedness. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure the debt securities equally and ratably with (or prior to) such Secured Indebtedness. However, we may incur Secured Indebtedness without securing the debt securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the aggregate amount of Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness which is secured equally and ratably with the debt securities and Secured Indebtedness that is being repaid concurrently.

     Limitation on Sale and Leaseback Transactions. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction, unless either

     - immediately thereafter, the sum of

     - the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by us or a Restricted Subsidiary after April 26, 2000 (or, in the case of a Restricted Subsidiary, the date on which it became a Restricted Subsidiary, if later than April 26, 2000) and

     - the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as the debt securities does not exceed 15% of Consolidated Net Tangible Assets, or

     - an amount equal to the greater of

     - the net proceeds to us or a Restricted Subsidiary from such sale and

     - the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, is used within 180 days to retire long-term debt of AT&T Wireless Services or a Restricted Subsidiary. However, debt which is subordinate to the debt securities or which is owed to AT&T Wireless Services or a Restricted Subsidiary may not be retired.

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

     Events of default under the indenture for a series of debt securities are defined as:

     - default for 90 days in payment of any interest on any debt security of that series or any related coupon or any additional amount payable for the debt securities of that series as specified in the applicable prospectus supplement when due;

     - default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any debt securities of that series when due;

     - default for 60 days after notice to us by the trustee, or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, in the performance of any other agreement applicable to the debt securities of that series, in the indenture or in any supplemental indenture under which the debt securities of that series may have been issued; and

     - certain events of bankruptcy, insolvency or reorganization.

     If an event of default specified in the indenture for the debt securities of any series occurs and is continuing, either the trustee for that series or the holders of 25% or more in aggregate principal amount of the outstanding debt securities of that series, by written notice to us, may:

     - declare the principal of all the debt securities of that series to be due and payable, or

     - in the case of original issue discount debt securities or indexed debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

     If the holders of debt securities of a series give notice of the declaration of acceleration to us, then they are also required to give notice to the trustee for that series.

     The trustee for any series of debt securities is required to give notice to the holders of the debt securities of that series of all uncured defaults within 90 days after the occurrence of a default known to it on debt securities of that series. However, that notice will not be given until 60 days after the occurrence of a default on debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the debt securities of that series, except in the case of a default in payment on the debt securities of that series. Default means any event that is, or, after notice or passage of time or both, would be, an event of default.

     The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those trustee indemnification provisions, the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on the trustee.

     We will file annually with the trustee a certificate as to our compliance with all conditions and covenants of the indenture.

     The holders of at least a majority in aggregate principal amount of any series of debt securities, by notice to the trustee for that series, may waive, on behalf of the holders of all debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series. However, a default or event of default in the payment of the principal of, or premium or interest on, any debt security and certain other defaults may not be waived.

MODIFICATION OF THE INDENTURES

     We, as well as the trustee for a series of debt securities, may enter into one or more supplemental indentures, without the consent of the holders of any of the debt securities, in order to:

     - evidence the succession of another corporation to AT&T Wireless Services and the assumption of all of our obligations under the debt securities, any related coupons and our covenants by a successor;

     - add to our covenants or surrender any of our rights or powers;

     - add additional events of default for any series;

     - add, change or eliminate any provision affecting debt securities that are not yet issued;

     - secure the debt securities;

     - establish the form or terms of debt securities not yet issued;

     - evidence and provide for successor trustees;

     - permit payment in respect of debt securities in bearer form in the United States, if allowed without penalty under applicable laws and regulations; or

     - correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of debt securities of any series issued under the indenture in any material respect.

     In addition, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the supplemental indenture, AT&T Wireless Services and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of debt securities of that series. However, no such supplemental indenture may, without the consent of the holder of each debt security that is affected:

     - change the time for payment of principal or interest on any debt security;

     - reduce the principal of, or any installment of principal of, or interest on, any debt security;

     - reduce the amount of premium, if any, payable upon the redemption of any debt security;

     - reduce the amount of principal payable upon acceleration of the maturity of an original issue discount debt security;

     - impair the right to institute suit for the enforcement of any payment on or for any debt security;

     - reduce the percentage in principal amount of the outstanding debt securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

     - change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

     - modify the provisions relating to waiver of some defaults or any of the foregoing provisions; or

     - change the currency of payment.

     Any supplemental indenture will be filed with the Commission as an exhibit to:

     - a post-effective amendment to the registration statement of which this prospectus is a part;

     - an annual report on Form 10-K;

     - a quarterly report on Form 10-Q; or

     - a current report on Form 8-K.

DEFEASANCE AND COVENANT DEFEASANCE

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government obligations to pay the principal, interest, any premium and any mandatory sinking fund or analogous payments due to the stated or a redemption date of the debt securities of a particular series, then at our option:

     - we will be discharged from our obligations for the debt securities of that series, which is referred to as "defeasance," or

     - we will no longer be under any obligation to comply with certain covenants under the indenture, and some events of default will no longer apply to us, which is referred to as "covenant defeasance."

     If this happens, the holders of the debt securities of the affected series will no longer be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Those holders may look only to the deposited funds or obligations for payment.

     Unless otherwise specified in the applicable prospectus supplement and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

     - it must not result in a breach or violation of, or constitute a default or event of default under, the indenture, or result in a breach or violation of, or constitute a default under, any other of our material agreements or instruments;

     - certain bankruptcy-related defaults or events of default with respect to us must not be occurring during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after that date;

     - we must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities:

      -- will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and

      -- will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the covenant defeasance had not occurred;

     - we must deliver to the trustee an officer's certificate and an opinion of counsel addressing compliance with the conditions of the defeasance or covenant defeasance; and

     - we must comply with any other conditions to the defeasance or covenant defeasance that the indenture may impose on us.

     The indenture requires that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the debt securities.

     If indicated in the prospectus supplement, in addition to obligations of the United States or an agency or instrumentality of the United States, government obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency in which debt securities of such series are payable. In the event that government obligations deposited with the trustee for the defeasance of such debt securities decrease in value or default subsequent to their being deposited, we will have no further obligation, and the holders of the debt securities will have no additional recourse against us, for any decrease in value or default.

     We may exercise our defeasance option for the debt securities even if we have already exercised our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities may not be accelerated because of default or an event of default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated because of default or an event of default with respect to the covenants to which the covenant defeasance is applicable. However, if acceleration occurs, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, because the required deposit in the defeasance trust is based on scheduled cash flow rather than market value, which will vary depending on interest rates and other factors.

CERTAIN DEFINITIONS

     "Attributable Debt" means, as of the date of its determination, the present value (discounted semiannually at an interest rate implicit in the terms of the lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rates (such as those based on sales), provided, however, that in the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, Attributable Debt shall mean the lesser of the present value of (i) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (ii) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

     "Consolidated Net Tangible Assets" means the total assets of us and our Subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

     "Restricted Subsidiary" means any Subsidiary of AT&T Wireless Services which has substantially all its property in the United States and in which the investment of AT&T Wireless Services and all its Subsidiaries exceeds .25% of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing Subsidiaries. In addition, our Board of Directors may designate any other Subsidiary as a Restricted Subsidiary.

     "Sale and Leaseback Transaction" means any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any property (whether such property is now owned or hereafter acquired) located within the United States and having an acquisition cost plus capitalized improvements of 0.25% of Consolidated Net Tangible Assets that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years; (ii) leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and (iii) leases executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of such property.

     "Secured Indebtedness" means:

     - indebtedness of us or any Restricted Subsidiary secured by any lien upon any property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of a Restricted Subsidiary or

     - any conditional sale or other title retention agreement covering any property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of a Restricted Subsidiary, but "Secured Indebtedness" does not include guarantees by us of Secured Indebtedness and Attributable Debt of any Restricted

       Subsidiary, guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of us and any Restricted Subsidiary, or any indebtedness secured by any lien or any conditional sale or other title retention agreement:

      - outstanding on April 26, 2000,

      - incurred or entered into after April 26, 2000 to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction,

      - on property located within the United States and having an acquisition cost plus capitalized improvements of .25% of Consolidated Net Tangible Assets or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness,

      - owing to us or any other Restricted Subsidiary,

      - existing at the time a corporation becomes a Restricted Subsidiary,

      - arising from any Sale and Leaseback transaction,

      - incurred to finance the acquisition or construction of property in favor of any country or any of its political subdivisions, and

      - replacing, extending or renewing any such indebtedness (to the extent such indebtedness is not increased).

     "Subsidiary" means any corporation of which we at the time own or control, directly or indirectly, more than 50% of the shares of outstanding stock having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

                   DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

     The following briefly summarizes certain general terms and provisions of the convertible debt securities. The convertible debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior unsubordinated debt or subordinated debt. Convertible senior debt will be issued under a convertible senior debt indenture. Convertible subordinated debt will be issued under a convertible subordinated debt indenture. The form of convertible debt indenture, which includes the form of convertible debt securities, has been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part.

     Where we make no distinction between convertible senior unsubordinated debt securities and convertible subordinated debt securities or between the convertible senior debt indenture and the convertible subordinated debt indenture, those summaries refer to any debt securities and either indenture. The prospectus supplements will describe the particular terms and provisions of any series of convertible debt securities. Therefore, you should rely on the information in the applicable prospectus supplement, especially when the information in the prospectus supplement is different from the information provided below. The provision of the prospectus supplement will control to the extent that any provision in any prospectus supplement is inconsistent with any provision in this summary.

     Because the following description is a summary, it does not describe every aspect of the convertible debt securities, and is qualified in its entirety by the detailed information appearing in the relevant prospectus supplements.

GENERAL

     The indenture does not limit the aggregate principal amount of convertible debt securities that may be issued under the indenture. We may issue convertible debt securities from time to time in one or more series under the indenture. The convertible senior debt securities will be unsecured and unsubordinated obligations of ours and will rank equally with our other unsecured and unsubordinated indebtedness. The convertible subordinated debt securities will be unsecured obligations of ours and, as set forth below under "Convertible Subordinated Debt Securities," will be subordinated in right of payment to all of our senior indebtedness.

     You should refer to the prospectus supplement which accompanies this prospectus for a description of the specific series of convertible debt securities we are offering by that prospectus supplement. The terms may include:

     - the specific designation of the convertible debt securities, including whether they are senior debt securities or subordinated debt securities;

     - the aggregate principal amount of the convertible debt securities;

     - the maturity date or dates of the principal of the convertible debt securities or the method of determining the maturity date or dates;

     - the rate or rates, which may be fixed or variable, at which the convertible debt securities will bear interest, if there is any interest, or the method of calculating the interest rate or rates;

     - the date or dates that interest will accrue or the method of determining that date or dates;

     - the date or dates that interest will be payable and the record date or dates for the interest payment date or dates;

     - the place or places where principal of or premium, if there is a premium, and interest on the convertible debt securities will be payable;

     - if we may redeem, at our option, the convertible debt securities in whole or in part,

       -- the period or periods for the redemption,

       -- the price or prices for the redemption, and

       -- the terms and conditions for the redemption;

     - if we are obligated to redeem or purchase the convertible debt securities in whole or in part, pursuant to any sinking fund or similar provisions, upon the happening of specified events or at the option of a holder of the convertible debt securities,

       -- the period or periods for the redemption,

       -- the price or prices for the redemption, and

       -- the terms and conditions for the redemption;

     - the denominations of the convertible debt securities that we are authorized to issue;

     - the terms and conditions upon which conversion will be effected, including:

       -- the conversion price,

       -- the conversion period, and

       -- other conversion provisions;

     - if other than the principal amount, the portion of the principal amount of the convertible debt securities that will be payable upon declaration of the acceleration of the maturity, or the method by which that portion will be determined;

     - the person to whom any interest on any convertible debt security will be payable, if other than the person in whose name that convertible debt security is registered on the applicable record date;

     - any addition to, or modification or deletion of, any event of default or any covenant of ours specified in the applicable indenture;

     - the application of the means of covenant defeasance specified for the convertible debt securities;

     - whether the convertible debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global security or securities;

     - any addition to, or modification or deletion of, any provision of the indenture related to the subordination of the convertible debt securities; and

     - any other special terms of the convertible debt securities.

     Unless the applicable prospectus supplement specifies otherwise, the convertible debt securities will not be listed on any securities exchange.

     Unless the applicable prospectus supplement specifies otherwise, we will issue the convertible debt securities in fully registered form without coupons. If we issue convertible debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those convertible debt securities and to payment on and transfer and exchange of those convertible debt securities. Convertible debt securities issued in bearer form will be transferable by delivery.

     The convertible debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to those convertible debt securities.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Subject to any applicable laws or regulations, we will make payments on the convertible debt securities at a designated office or agency, unless the applicable prospectus supplement sets forth otherwise. At our option, however, we may make interest payments on the convertible debt securities in registered form:

     - by checks mailed by the applicable trustee to the holders of convertible debt securities entitled to interest payments at their registered addresses or

     - by wire transfer to an account maintained by the person entitled to interest payments as specified in the debt register.

     Unless the applicable prospectus supplement indicates otherwise, we will pay any installment of interest on convertible debt securities in registered form to the person in whose name the convertible debt security is registered at the close of business on the regular record date for that installment of interest.

     Unless the applicable prospectus supplement sets forth otherwise, convertible debt securities issued in registered form will be transferable or exchangeable at the agency we may designate from time to time. Convertible debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange.

CONVERSION RIGHTS

     An applicable prospectus supplement will set forth the terms on which the convertible debt securities of any series are convertible into common stock. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares of our common stock to be received by the holders of the convertible debt securities will be calculated according to the market price of our common stock as of a time stated in the prospectus supplement.

CONVERTIBLE SUBORDINATED DEBT SECURITIES

     For any convertible subordinated debt securities, the following provisions will apply.

     Before we pay the principal of, and premium and interest on, the convertible subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness unless the indebtedness, by its terms, is subordinate in right of payment to or equal with the convertible subordinated debt securities. Indebtedness means the principal of, premium, if any, and any accrued and unpaid interest (including post-petition interest, whether or not allowable as a claim in bankruptcy) on:

     - indebtedness for money borrowed;

     - indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness;

     - obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; and

     - obligations under capitalized leases and equipment leases.

     Indebtedness does not include amounts owed to trade creditors in the ordinary course of business.

     We may not pay the principal of, premium, if any, or interest on the convertible subordinated debt securities if:

     - any of our senior indebtedness is not paid when due (following the expiration of any applicable grace period); or

     - any other default on our senior indebtedness occurs and the maturity of any senior indebtedness is accelerated in accordance with its terms;

unless, in either case:

     - the failure to pay or the acceleration relates to senior indebtedness in an aggregate amount equal to or less than $50 million;

     - the default has been cured or waived or has ceased to exist;

     - the acceleration has been rescinded; or

     - the senior indebtedness has been paid in full.

     A failure to make any payment on the convertible subordinated debt securities as a result of the foregoing provisions will not limit the right of the holders of the convertible subordinated debt securities to accelerate the maturity as a result of the payment default.

     If any distribution of our assets is made upon any dissolution, total or partial liquidation or reorganization of or similar proceeding relating to AT&T Wireless Services, the holders of senior indebtedness will be entitled to receive payment in full before the holders of the convertible subordinated debt securities are entitled to receive any payment. Because of this subordination, in the event of insolvency, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the convertible subordinated debt securities.

BOOK-ENTRY PROCEDURES

     The applicable prospectus supplement for each series of convertible debt securities will state whether those convertible debt securities will be subject to the following provisions.

     Unless convertible debt securities in physical form are issued, the convertible debt securities will be represented by one or more fully registered global certificates, in denominations of $1,000 or any integral multiple of $1,000. Each global certificate will be deposited with, or on behalf of, DTC, and registered in its

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

name or in the name of Cede & Co., its nominee. No holder of convertible debt securities initially issued as a global certificate will be entitled to receive a certificate in physical form, except as set forth below.

     DTC has advised us that:

     - DTC is:

       -- a limited purpose trust company organized under the laws of the State of New York,

       -- a member of the Federal Reserve System,

       -- a "clearing corporation" within the meaning of the New York Uniform
          Commercial Code, and

       -- a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act.

     - DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

     - DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations.

     - Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

     Holders that are not DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the convertible debt securities may do so only through DTC participants. In addition, holders of the convertible debt securities will receive all distributions of principal and interest from the trustee through DTC participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of convertible debt securities among DTC participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the convertible debt securities. Under the book-entry system, holders of convertible debt securities may experience some delay in receipt of payments, since the trustee will forward such payments to Cede & Co., as nominee for DTC, and DTC, in turn, will forward the payments to the appropriate DTC participants.

     DTC participants will be responsible for distributions to holders of convertible debt securities, which distributions will be made in accordance with customary industry practices. Although holders of convertible debt securities will not have possession of the convertible debt securities, DTC rules provide a mechanism by which those holders will receive payments and be able to transfer their interests. DTC participants are expected to convey the rights represented by their interests in any global security to the related holders, but DTC can act only on behalf of DTC participants. Consequently, the ability of holders of convertible debt securities to pledge the convertible debt securities to persons or entities that are not DTC participants or to otherwise act with respect to the convertible debt securities may be limited due to the lack of physical certificates for the convertible debt securities.

     Neither AT&T Wireless Services nor the trustees under the indenture nor any respective agent will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the convertible debt securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only "holder of convertible debt securities," for purposes of the indenture, will be Cede & Co., as nominee of DTC, the trustee will not recognize holders of convertible debt securities as "holders of convertible debt securities," and holders of convertible debt securities will be permitted to exercise the rights of holders only indirectly through DTC and DTC participants. DTC has advised us that it will take any action permitted to be taken by a holder of convertible debt securities under the indenture only at the direction of one or more DTC participants to whose accounts with DTC the related convertible debt securities are credited.

     All payments we make to the trustees will be in immediately available funds and will be passed through to DTC in immediately available funds.

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

     We will issue physical certificates to holders of beneficial interests in a global certificate, or their nominees, if:

     - DTC advises the trustee in writing that it is no longer willing, able or eligible to discharge properly its responsibilities as depository and we are unable to locate a qualified successor or

     - we decide in our sole discretion to terminate the book-entry system through DTC.

     In such event, the trustee under the applicable indenture will notify all holders of convertible debt securities through DTC participants of the availability of such physical convertible debt securities. Upon surrender by DTC of the definitive global note representing the convertible debt securities and receipt of instructions for reregistration, the trustee will reissue the convertible debt securities in physical form to holders or their nominees.

     Convertible debt securities in physical form will be freely transferable and exchangeable at the office of the applicable trustee upon compliance with the requirements set forth in the applicable indenture.

     No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required.

CONSOLIDATION, MERGER OR SALE BY AT&T WIRELESS SERVICES

     The indenture provides that we may merge or consolidate with or into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, if:

     - in the case of a merger or consolidation, we are the surviving corporation;

     - in the case of either a merger or consolidation where we are not the surviving corporation, or a sale, conveyance or other disposition of all or substantially all of our assets to another person:

       -- the resulting successor or acquiring person is a corporation organized and existing under the laws of the United States or any state thereof; and

       -- that corporation expressly assumes by supplemental indenture all our obligations under the convertible debt securities, any related coupons and the indentures;

     - immediately after giving effect to the merger or consolidation, or the sale, conveyance, transfer, lease or other disposition, no default or event of default under the indenture will have occurred and be continuing; and

     - certain other conditions are met.

     If a successor corporation assumes our obligations, then that successor corporation will succeed to and be substituted for us under the indentures and under the convertible debt securities and any related coupons, and all our obligations will terminate.

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

     Events of default under the indenture for a series of convertible debt securities are defined as:

     - default for 90 days in payment of any interest on any convertible debt security of that series or any related coupon or any additional amount payable for the convertible debt securities of that series as specified in the applicable prospectus supplement when due;

     - default in payment of principal or premium, if any, on redemption or otherwise, or in the making of a mandatory sinking fund payment of any convertible debt securities of that series when due;

     - default for 60 days after notice to us by the trustee, or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding convertible debt securities of that series, in the performance of any other agreement applicable to the convertible debt securities of that series, in the indenture or in any supplemental indenture under which the convertible debt securities of that series may have been issued; and

     - certain events of bankruptcy, insolvency or reorganization.

     If an event of default specified in the indenture for the convertible debt securities of any series occurs and is continuing, either the trustee for that series or the holders of 25% or more in aggregate principal amount of the outstanding convertible debt securities of that series, by written notice to us, may

     - declare the principal of all the convertible debt securities of that series to be due and payable, or

     - in the case of original issue discount convertible debt securities or indexed convertible debt securities, declare the portion of the principal amount specified in the applicable prospectus supplement to be due and payable.

     If the holders of convertible debt securities of a series give notice of the declaration of acceleration to us, then they are also required to give notice to the trustee for that series.

     The trustee for any series of convertible debt securities is required to give notice to the holders of the convertible debt securities of that series of all uncured defaults within 90 days after the occurrence of a default known to it on convertible debt securities of that series. However, that notice will not be given until 60 days after the occurrence of a default on convertible debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, if any, or interest, if any, or make a mandatory sinking fund payment. In addition, the trustee may withhold that notice if and so long as a committee of its responsible officers in good faith determines that withholding that notice is in the interest of the holders of the convertible debt securities of that series, except in the case of a default in payment on the convertible debt securities of that series. Default means any event that is, or, after notice or passage of time or both, would be, an event of default.

     The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of convertible debt securities, unless those holders have offered the trustee reasonable indemnity. Subject to those trustee indemnification provisions, the holders of not less than a majority in aggregate principal amount of the convertible debt securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or power conferred on the trustee.

     We will file annually with the trustees a certificate as to our compliance with all conditions and covenants of the indenture.

     The holders of at least a majority in aggregate principal amount of any series of convertible debt securities, by notice to the trustee for that series, may waive, on behalf of the holders of all convertible debt securities of that series, any past default or event of default with respect to that series and its consequences, and may rescind and annul a declaration of acceleration with respect to that series. However, a default or event of default in the payment of the principal of, or premium or interest on, any convertible debt security and certain other defaults may not be waived.

MODIFICATION OF THE INDENTURES

     We, as well as the trustee for a series of convertible debt securities, may enter into one or more supplemental indentures, without the consent of the holders of any of the convertible debt securities, in order to:

     - evidence the succession of another corporation to AT&T Wireless Services and the assumption of all of our obligations under the debt securities, any related coupons and our covenants by a successor;

     - add to our covenants or surrender any of our rights or powers;

     - add additional events of default for any series;

     - add, change or eliminate any provision affecting convertible debt securities not yet issued;

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

     - secure the convertible debt securities;

     - establish the form or terms of convertible debt securities not yet issued;

     - evidence and provide for successor trustees;

     - if allowed without penalty under applicable laws and regulations, permit payment in respect of convertible debt securities in bearer form in the United States; or

     - correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of convertible debt securities of any series issued under the indenture in any material respect.

     In addition, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding convertible debt securities of each series affected by the supplemental indenture, AT&T Wireless Services and the trustee may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of convertible debt securities of that series. However, no supplemental indenture may, without the consent of the holder of each convertible debt security that is affected:

     - change the time for payment of principal or interest on any convertible debt security;

     - reduce the principal of, or any installment of principal of, or interest on any convertible debt security;

     - reduce the amount of premium, if any, payable upon the redemption of any convertible debt security;

     - reduce the amount of principal payable upon acceleration of the maturity of an original issue discount convertible debt security;

     - impair the right to institute suit for the enforcement of any payment on or for any convertible debt security;

     - modify the conversion rights or provisions with respect to subordination in a manner adverse to the holders;

     - reduce the percentage in principal amount of the outstanding convertible debt securities of any series the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

     - change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

     - modify the provisions relating to waiver of some defaults or any of the foregoing provisions; or

     - change the currency of payment.

     Any supplemental indenture will be filed with the Commission as an exhibit to:

     - a post-effective amendment to the registration statement of which this prospectus is a part;

     - an annual report on Form 10-K;

     - a quarterly report on Form 10-Q; or

     - a current report on Form 8-K.

COVENANT DEFEASANCE

     If the applicable prospectus supplement so indicates, we may elect to be released from our obligations for certain covenants applicable to the convertible debt securities of any series upon deposit with the related trustee of an amount sufficient to discharge the indebtedness evidenced by the convertible debt securities of that series. The deposit must consist of either money or obligations of the United States or any agency or instrumentality of the United States the payment of which is backed by the full faith and credit of the United

States, which, through the payment of principal and interest on those obligations and complying with their terms, will provide funds in an aggregate amount sufficient to pay when due, including as a consequence of redemption in respect of which notice is given on or prior to the date of irrevocable deposit, the principal of, premium, if any, and interest on all convertible debt securities of the series.

     When a covenant defeasance occurs, we will:

     - be released only from our obligations to comply with certain covenants contained in the indenture relating to the convertible debt securities,

     - continue to be obligated in all other respects under those convertible debt securities, and

     - continue to be contingently liable for the payment of principal, premium and interest for those convertible debt securities.

     Unless the applicable prospectus supplement specifies otherwise and except as described below, the conditions to covenant defeasance are as follows:

     - the covenant defeasance must not result in a breach or violation of, or constitute a default or event of default under, the applicable indenture or any other of our material agreements or instruments;

     - certain bankruptcy-related defaults or events of default with respect to us must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the convertible debt securities and ending on the 91st day after that date;

     - we must deliver to the trustee an opinion of counsel to the effect that the holders of the convertible debt securities:

      -- will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and

      -- will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the covenant defeasance had not occurred;

     - we must deliver to the trustee an officer's certificate and an opinion of counsel addressing compliance with the conditions precedent to covenant defeasance; and

     - we must comply with any additional conditions to the covenant defeasance that may be imposed on us pursuant to the applicable indenture.

     The indenture requires that a nationally recognized firm of independent public accountants deliver to the trustee a written certification as to the sufficiency of the trust funds deposited for covenant defeasance of the convertible debt securities. Holders of the convertible debt securities do not have recourse against that firm under the indenture.

     If we exercise our covenant defeasance option, payment of the convertible debt securities may not be accelerated because of a default or an event of default for the covenants to which the covenant defeasance is applicable. However, if acceleration occurs, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the convertible debt securities, because the required deposit in the defeasance trust is based on scheduled cash flow rather than market value, which will vary depending on interest rates and other factors.

     The applicable prospectus supplement may further describe the provisions, if any, applicable to covenant defeasance for convertible debt securities of a particular series.

                          DOCOMO STRATEGIC INVESTMENT

     On January 22, 2001 NTT DoCoMo, Inc., a leading Japanese wireless communications company, invested approximately $9.8 billion for shares of a new class of AT&T Corp. preferred stock which were convertible into 406,255,889 shares of AT&T Wireless Group tracking stock, which were called "DoCoMo wireless tracking stock," and that were intended to reflect approximately 16% of the financial performance and economic value of AT&T Wireless Group. As part of this investment, DoCoMo also received five-year warrants to purchase the equivalent of an additional 41,748,273 shares of AT&T Wireless Group tracking stock at $35 per share, and AT&T Wireless and DoCoMo formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. Of the 406,255,889 AT&T Wireless Group tracking stock share equivalents issued to DoCoMo, 228,128,307 shares represented new share equivalents at $27.00 each, and the remaining 178,127,582 share equivalents represented a reduction of the retained portion of the value of AT&T Wireless Group by the AT&T Common Stock Group (which consisted of the operations of AT&T other than those attributed to AT&T tracking stocks) at $20.50 each. Accordingly, AT&T Common Stock Group retained $3,651,615,431 of the proceeds of the DoCoMo investment and allocated $6,159,464,289 to AT&T Wireless Group.

     Immediately before the completion of the split-off, each share of DoCoMo wireless tracking stock automatically was converted into 500 shares of AT&T Wireless Group tracking stock, subject to anti-dilution protection, and was redeemed in exchange for 406,255,889 shares of our common stock on the same terms as all other shares of AT&T Wireless Group tracking stock in the split-off.

     Pursuant to the exercise of preemptive rights as described below, DoCoMo acquired an additional 26,734,557 shares of our common stock for an aggregate purchase price of $381,769,474 in February 2002. As of February 2002, DoCoMo owned 432,990,446 shares of our common stock and could acquire an additional approximately 41,748,273 shares of our common stock upon exercise of the warrants.

     The following is a summary of the material provisions of the agreements among DoCoMo, AT&T Corp. and us that apply to us after our split-off from AT&T. This summary is qualified in its entirety by reference to the full text of these documents.

     WARRANTS

     DoCoMo acquired 83,496.546 warrants, each of which is exercisable for 500 shares of our common stock, or a total of 41,748,273 shares, at an exercise price of $35 per share, subject to customary anti-dilution adjustments. The warrants are subject to the transfer restrictions described under "-- DoCoMo Investment Rights and Obligations."

     DOCOMO INVESTMENT RIGHTS AND OBLIGATIONS

     In addition to the rights inherent in the shares of our common stock, under the agreements, DoCoMo has additional rights and obligations with respect to its investment in us.

     Transfer Restrictions. Without our consent, for 18 months following the investment, DoCoMo may not transfer any warrants or any shares of our common stock that it receives on conversion of DoCoMo wireless tracking stock, except if specified events occur. Those events are:

     - a sale of all or substantially all of our assets or business through merger or other business combination unless our shareholders continue to own two-thirds of the successor corporation;

     - our acquisition or acquisitions of business or assets, other than radio spectrum rights, totaling more than $25 billion; or

     - a tender offer or exchange offer approved by our board of directors.

     In addition, subject to a limited exception, without our consent, DoCoMo may not transfer any of our securities to any person if after the transfer the recipient's interest in us would exceed 6%, or exceed 10% in the case of recipients, principally financial institutions, who are eligible to report their interest on Schedule 13G under the Securities Exchange Act.

     None of DoCoMo's special rights are transferable by DoCoMo along with the shares, except that DoCoMo may transfer its demand registration rights described below to any transferee of more than $1 billion of our securities, and DoCoMo may transfer one demand registration right to a transferee of the warrants. Any transfer of registration rights will be subject to overall limitations on the registration rights and will not increase our aggregate registration obligations.

     Repurchase obligations for failure to meet primary third-generation technology benchmarks within specified time frame. DoCoMo may require us to repurchase the warrants and the stock that DoCoMo still holds if, prior to June 30, 2004:

     - We abandon W-CDMA as our primary technology for third-generation services, or

     - We fail to launch services based on UMTS, or W-CDMA, in at least 13 of the top 50 U.S. markets, unless

      -- DoCoMo ceases to actively support and promote wireless services using
         W-CDMA technology as its standard for wireless third-generation services;

      -- such failure is due to factors outside our reasonable power to affect or control, including due to the unavailability, or a delay in the availability, of equipment, software, spectrum, or cell sites;

      -- such failure is due to our inability to obtain regulatory approvals, permits, or licenses without the imposition of burdensome conditions or restrictions; or

      -- our board of directors determines that, due to regulatory or legal issues, or other external factors, deployment of such a system is no longer advisable from a business perspective.

     The repurchase price will be DoCoMo's original purchase price plus interest of a predetermined rate. If DoCoMo requires repayment because of our failure to commence service using an agreed technology as described above, we will be obligated to fund the entire amount of the repurchase obligation, which is $9.8 billion, plus interest. In lieu of paying all or a portion of the repurchase price, we will have the right to cause DoCoMo to sell any portion of its shares in a registered sale, and to pay DoCoMo the difference between the repurchase price and the proceeds from the registered sales. We also have the right to pay the portion of the repurchase price attributable to the warrants with our common stock.

     Standstill. Until the fifth anniversary of the closing of the investment, DoCoMo, its controlled subsidiaries, when acting on behalf of DoCoMo, its officers, directors or agents, or any subsidiary to which DoCoMo has disclosed confidential information regarding its investment may not take a number of actions, including the following, without our consent:

     - acquire or agree to acquire any voting securities of AT&T or us, except in connection with DoCoMo's exercise of its preemptive rights, conversion rights or warrants;

     - solicit proxies with respect to AT&T's or our voting securities or become a participant in any election contest relating to the election of the directors of AT&T or us;

     - call or seek to call a meeting of the AT&T or our shareholders or initiate a shareholder proposal;

     - contest the validity of the standstill in a manner that would lead to public disclosure;

     - form or participate in a group that would be required to file a Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act; or

     - act in concert with any person for the purpose of effecting a transaction that would result in a change of control of AT&T or us.

     After the fifth year anniversary of the investor agreement, DoCoMo will continue to be subject to the standstill for so long as DoCoMo has the right to nominate at least one director. However, DoCoMo will be released from the standstill 91 days after the resignations of all of its representatives on our board of directors, all of DoCoMo's nominated committee members and all of DoCoMo's nominated management. After these resignations, we may take steps to terminate or sequester all of the other DoCoMo nominated employees.

     If Nippon Telephone and Telegraph Corporation ("NTT"), which owns approximately two-thirds of DoCoMo, or any of NTT's subsidiaries other than DoCoMo takes any action contrary to the standstill restrictions and the action leads to any vote of our shareholders, then DoCoMo either must vote its shares as our board of directors directs, or must vote its shares in proportion to the votes cast by the shareholders that are not affiliated with either DoCoMo or NTT. In addition, if NTT or any of its subsidiaries commences a tender offer for AT&T or our securities, DoCoMo cannot tender or transfer any of its securities into that offer until all of the conditions to that offer have been satisfied.

     The standstill provisions described above will terminate in the following circumstances:

     - a third party unaffiliated with us commences a tender or exchange offer of 15% or more of our outstanding voting securities and we do not publicly recommend that our shareholders reject to the offer;

     - we enter into a definitive agreement to merge into or sell all or substantially all of our assets to a third party unless our shareholders retain at least 50% of the economic and voting power of the surviving corporation; or

     - we enter into a definitive agreement that would result in any one person or groups of persons acquiring more than 35% of our voting power, unless, among other things, this person or group agrees to a standstill.

     The standstill provisions terminate with respect to AT&T two years after the split-off (or, if sooner, upon any of the foregoing three events as applied to AT&T).

     Registration rights. Subject to certain exceptions and conditions, DoCoMo is entitled to require us to register shares of our common stock on up to seven occasions, provided that each demand meets certain minimum offering size conditions. DoCoMo cannot exercise more than one demand right in any seven and a half month period. DoCoMo also is entitled to require us to register securities for resale in an unlimited number of incidental registrations, commonly known as piggy-back registrations. DoCoMo will cease to be entitled to these registration rights if it owns less than $1 billion of our securities, as the case may be, and securities reflecting less than 2% of the financial performance and economic value of us.

     Board representation. DoCoMo is entitled to nominate a number of representatives on our board of directors proportional to its economic interest acquired as a result of its investment. The DoCoMo nominees for these board seats must be senior officers of DoCoMo that are reasonably acceptable to us. DoCoMo will lose these board representation rights if its economic interest in us falls below 10% for 60 consecutive days. However, as long as it retains 62.5% of the shares of its original investment or shares of our common stock, DoCoMo will lose its board representation rights only if its economic interest in us falls below 8% for 60 consecutive days.

     Management rights. Subject to our reasonable approval, DoCoMo can appoint between two and five of its employees as our employees, such as the Manager-Finance and Director of Technology. DoCoMo will lose these rights under the same circumstances as it would lose board representation rights.

     Right to approve specified actions. We may not take any of the following actions without DoCoMo's prior approval:

     - change the scope of our business such that our then existing businesses (including those in our business plan) cease to constitute our primary businesses; or

     - enter into a strategic alliance with another wireless operator so that the wireless operator would own more than 15% but less than 50% of the economic interest in us.

     DoCoMo will lose these approval rights under the same circumstances as it would lose board representation rights.

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

     Preemptive rights. DoCoMo has limited preemptive rights that entitle it to maintain its ownership interest by purchasing shares in our new equity issuances. In the event of a new equity issuance, then:

     - if DoCoMo holds 12% or more of the economic interest of us at the time of the new issuance, DoCoMo may purchase a number of additional shares that would bring DoCoMo's economic interest back up to 16%; and

     - if DoCoMo holds less than 12% of the economic interest of us at the time of the new issuance, DoCoMo may purchase a number of additional shares that would maintain DoCoMo's economic interest at the level it was at just before the new issuance.

     In most cases, the purchase price for these additional shares will be the issuance price. DoCoMo will lose these preemptive rights under the same circumstances as it would lose board representation rights.

STRATEGIC ALLIANCE

     In connection with DoCoMo's investment, we and DoCoMo formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. We have created a new, wholly owned subsidiary to foster the development of multimedia content, applications and services offerable over our current network, as well as on new, high-speed wireless networks built to global standards for third-generation services. We have contributed, among other things, our rights to content and applications used in our PocketNet service to the new multimedia subsidiary. Both we and DoCoMo provide technical resources and support staffing. In addition, we will be able to license from DoCoMo, without additional payment, certain rights to DoCoMo's "i-mode" service, which provides access to the Internet from wireless telephones, and related technology.

     The strategic alliance is expected to enable DoCoMo and us to offer market-appropriate wireless services to customers throughout the U.S. and Japan respectively. In addition, each of us has agreed, subject to technical and commercial feasibility, to recognize the other as its primary and preferred roaming partner in the other party's home territory.

     We and DoCoMo have agreed to certain non-competition commitments that restrict each other's ability to provide mobile wireless services in the U.S. and Japan, respectively. We and DoCoMo have also agreed to limit the extent to which we and DoCoMo will be able to participate in certain mobile multimedia activities and investments in each other's home territory. We and DoCoMo will generally be bound by the non-competition commitments until DoCoMo loses its board representation and management rights, either due to any of the events described under "-- Board Representation" and "-- Management Rights," or due to voluntary relinquishment of such rights by DoCoMo.

     Some of DoCoMo's rights under the investment agreement, including the repurchase rights and veto rights, could limit our flexibility to finance our operations or engage in some types of strategic transactions that we might otherwise pursue.

                              PLAN OF DISTRIBUTION

     We may sell common stock, preferred stock, convertible preferred stock, debt securities or convertible debt securities to or through underwriters or dealers, through agents, directly to other purchasers, or through a combination of these methods. We may distribute securities from time to time in one or more transactions at:

     - a fixed price or prices, which may be changed;

     - market prices prevailing at the time of sale;

     - prices related to the prevailing market prices at the time of sale; or

     - negotiated prices.

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     The applicable prospectus supplement will describe the specific terms of the offering of the securities, including:

     - the name or names of any underwriters, and, if required, any dealers or agents;

     - the purchase price of the securities and the proceeds we will receive from the sale;

     - any underwriting discounts and commissions and other items constituting underwriters' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities may be listed.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in a sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The applicable prospectus supplement will set forth the underwriter or underwriters with respect to a particular underwritten offering of securities and, if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

     If a dealer is used in the sale of any of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of any such transactions.

     Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth the terms of any such transactions. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process used.

     In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     We may provide indemnification to underwriters, dealers, agents and others who participate in the distribution of the securities with respect to some liabilities, including liabilities arising under the Securities Act, and provide contribution with respect to payments that they may be required to make in connection with such liabilities.

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

     If indicated in the applicable prospectus supplement, we may authorize underwriters or agents to solicit offers by specific institutions to purchase the securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include, among others:

     - commercial and savings banks;

     - insurance companies;

     - pension funds;

     - investment companies; and

     - educational and charitable institutions.

     In all cases, we must approve the contracting institutions. The obligations of any purchaser under any payment and delivery contract will be subject to the condition that the purchase of the securities is not, at the time of delivery, prohibited by applicable law.

     Unless otherwise indicated in the applicable prospectus supplement, we do not intend to apply for the listing of any series of debt securities or convertible debt securities on a national securities exchange. If any of the securities of any series are sold to or through underwriters, the underwriters may make a market in those securities, as permitted by applicable laws and regulations. No underwriter is obligated, however, to make a market in those securities, and any market-making that is done may be discontinued at any time at the sole discretion of the underwriters. No assurance can be given as to the liquidity of, or trading markets for, any of the securities.

     Some of the underwriters, dealers or agents, or their affiliates, may engage in transactions with or perform services for us in the ordinary course of business.

                              ERISA CONSIDERATIONS

     ERISA stands for the Employee Retirement Income Security Act of 1974 and its amendments. ERISA imposes restrictions on many employee benefit plans and on their fiduciaries. Before purchasing any of these securities on behalf of a plan, a plan fiduciary should make sure that the plan's governing documents permit the purchase. The plan fiduciary should also verify that the purchase is prudent and appropriate in view of the plan's overall investment policy and its existing investments.

     ERISA Section 406 and Internal Revenue Code Section 4975 prohibit transactions involving a plan's assets when the transaction is with a "party in interest" under ERISA Section 3(14) or a "disqualified person" under Code
Section 4975. An underwriter and its affiliates involved in the sale of securities might be parties in interest or disqualified persons with respect to a plan purchasing securities. This could be the case because the underwriter or its affiliate provides services to the plan. We might also be a party in interest or a disqualified person with respect to a plan purchasing securities.

     A transaction to purchase securities that is prohibited under ERISA Section 406 or Code Section 4975 might result in personal liability for the plan's fiduciaries, civil penalties being imposed on parties in interest or an excise tax being imposed on disqualified persons. In addition, if the plan asset involved in a prohibited transaction is an individual retirement account or an individual retirement annuity (each an "IRA"), the IRA would lose its tax-exempt status.

     There are certain exemptions from the prohibited transaction provisions of ERISA Section 406 and Code Section 4975, including:

     - prohibited transaction class exemption (PTCE) 75-1, Part II or Part III, exemptions for specific principal transactions involving sales or purchases of securities between plans and parties in interest;

     - PTCE 84-14, an exemption for specific transactions determined by an independent qualified professional asset manager;

     - PTCE 90-1, an exemption for specific transactions involving insurance company pooled separate accounts;

     - PTCE 91-38, an exemption for specific transactions involving bank collective funds;

     - PTCE 95-60, an exemption for specific transactions involving life insurance company general accounts; and

     - PTCE 96-23, an exemption for specific transactions involving in-house asset managers.

     Thus, if a plan fiduciary wants to enter into a transaction with a party in interest or a disqualified person with respect to a plan, the fiduciary should assure himself or herself that an exemption to the prohibited transaction provisions of ERISA and Code Section 4975 applies to the purchase and holding of the securities.

     Any fiduciary of any pension plan, IRA or other employee benefit plan who is considering the acquisition of any of these securities should consult with his or her counsel prior to acquiring such securities.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith; provided, however, that, except when such person is bringing action against us to recover an unpaid claim of indemnification, we shall indemnify any such person seeking indemnification in connection with a proceeding, or part thereof, initiated by such person only if such proceeding, or part thereof, was authorized by our board of directors. Our certificate of incorporation also provides that we shall pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising before any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

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

     The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders,

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - payments of unlawful dividends or unlawful stock repurchases or redemptions, or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law as amended from time to time, for liability

     - for any breach of the director's duty of loyalty to us or our stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or

     - for any transaction from which the director derived an improper personal benefit.

     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise before such amendment or repeal.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable prospectus supplement, the validity of the common stock, preferred stock, convertible preferred stock, debt securities and convertible debt securities will be passed on for us by Gregory
P. Landis, Senior Vice President and General Counsel of AT&T Wireless Services. As of March 28, 2002, Mr. Landis was the beneficial owner of approximately 462,089 shares of our common stock and had unvested options to purchase an additional 441,959 share of our common stock.

                                    EXPERTS

     The audited financial statements and the financial statement schedule incorporated in this S-3 Registration Statement by reference to the Annual Report on Form 10-K of AT&T Wireless Services, Inc. for the fiscal year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                        47
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                              $

                          AT&T WIRELESS SERVICES, INC.

                     % SENIOR NOTES DUE               , 20

                     % SENIOR NOTES DUE               , 20

                             PROSPECTUS SUPPLEMENT

JPMORGAN                   LEHMAN BROTHERS                   MERRILL LYNCH & CO.

                                 April   , 2002